Exhibit 5.3

Lawyer	:	Joseph Li
Telephone	:	+65 8860 4013
Email	:	josephli@rethinklegal.co

Our ref	:	24010/CS
Your ref	:	FILE NO. 333-281799

16 September 2024

To: Concorde International Group Ltd	BY EMAIL
3 Ang Mo Kio Street 62
#01-49
LINK@AMK
Singapore 569139

Attention: The Board of Directors

Dear Sirs and Madams,

CONCORDE INTERNATIONAL GROUP LTD – FORM F-1 (FILE NO. 333-281799), REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT OF 1933

We are a Singapore Law Practice and are qualified to issue this legal opinion on the laws and regulations of Singapore.

We have acted as the Singapore legal counsel for Concorde International Group Ltd, an exempted company incorporated under the laws of the British Virgin Islands (the “Company”), in connection with (i) the initial public offering (the “Offering”) of a certain number of Class A ordinary shares, par value $0.00001 per share (the “Class A Ordinary Shares”) by the Company, as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed by the Company with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in relation to the Offering, and (ii) the Company’s proposed listing of its Class A Ordinary Shares on the Nasdaq Stock Market LLC.

ReThink Legal

1 North Bridge Road, #08-8 High Street Centre, Singapore 179094

We do not accept service of court documents by fax. Please contact us directly at +65 8860 4013 to make arrangements with us for the mailing and/or service of all hardcopy documents.

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A.	Introduction

1.	We have been engaged by the Company as their Singapore legal counsel to review and comment on the following sections of the Registration Statement on Form F-1 (the “Registration Statement”) submitted by the Company to the United States SEC on 16 September 2024:

(a)	Prospectus Summary (pages 1 to 12);

(b)	Risk Factors (pages 13 to 30);

(c)	Corporate History and Structure (pages 56 to 57);

(d)	Regulations of Our Industry (pages 67 to 68);

(e)	Certain Singapore Taxation Considerations (pages 95 to 97);

(f)	Enforceability of Civil Liabilities (page 98); and

(g)	Legal Matters (page 109).

2.	This letter is being rendered solely to the Company in connection with the filing of the Registration Statement.

B.	Documents

3.	We have examined the following documents to the extent necessary for rendering this letter only:

(a)	The Registration Statement dated 12 September 2024 (including all amendments or supplements thereto, in relation to the Offering that were provided to us), specifically the seven (7) sections detailed in paragraph 1 only;

(b)	Certificate of Incumbency of the Company dated 16 May 2023;

(c)	Certificate of Incorporation of the Company dated 2 May 2023;

(d)	Second Amended and Restated Memorandum of Association and Articles of Association of the Company as amended and adopted by written resolutions passed on 14 March 2024;

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(e)	Business profile of Concorde International Group Pte Ltd (Singapore) issued by the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”) dated 17 May 2024;

(f)	Business profile of Concorde Security Pte Ltd (Singapore) issued by ACRA dated 24 February 2024;

(g)	Business profile of Concorde Asia Pte Ltd (Singapore) issued by ACRA dated 26 December 2023;

(h)	Business profile of Berjaya Academy Pte Ltd (Singapore) issued by ACRA dated 26 December 2023; and

(i)	Email from Chee FM & Associates (Public Accounts & Chartered Accounts Singapore) dated 8 July 2024 regarding Singapore tax law.

(collectively, the “Reviewed Documents”)

4.	Other than the Reviewed Documents, we have not reviewed any other document or carried out any other enquiries or investigation (including without limitation, any due diligence on the business and operations of the Company and its operating subsidiaries in Singapore) for the purposes of rendering this letter.

5.	This letter is accordingly subject to there not being any document(s) not reviewed by us or any information not disclosed to us that if so reviewed by or disclosed to us, would require us to update this letter and/or make any further inquiry and/or investigation which would be necessary or appropriate in our opinion.

C.	Assumptions

6.	For the purposes of this letter, we have assumed (without making any investigation) the following:

(a)	All factual statements (express or implied), representations, warranties, undertakings and covenants contained in the Registration Statement are true, accurate and properly reflect the intention and matters concerning the Company and its operating subsidiaries in Singapore;

(b)	All opinions expressed in the Registration Statement (other than the opinions with respect to Singapore laws which are covered under this letter) are bona fide, honestly held and reached after careful consideration. In particular but without limitation, we have not concerned ourselves with and are not required to confirm any representations or warranties of the Company in the Registration Statement (if any). We are also not responsible for investigating and/or verifying the correctness of any facts contained therein;

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(c)	The Registration Statement complies with the requirements of the United States SEC;

(d)	All the Reviewed Documents which were submitted to us in electronic copies are true copies of the originals;

(e)	All signatures, seals and chops in the Reviewed Documents are genuine and each signature on behalf of a party thereto is that of a person duly authorised by such party to execute the same;

(f)	Each of the parties named in the Reviewed Documents, if it is a natural person has full capacity for civil conduct and if it is an entity, is duly organised and is validly existing in good standing under the laws of its jurisdiction of organisation and/or incorporation. Further, each of them has full power and authority to execute, deliver and perform its/her/his obligations to which it is a party, in accordance with the laws of its jurisdiction of organisation or incorporation or the laws that it/she/he is subject to;

(g)	The Reviewed Documents are up to date i.e. they remain in full force and effect on the date of this letter and have not been revoked, amended or supplemented, after they were submitted to us for the purposes of preparing this letter;

(h)	All the Reviewed Documents that have been provided to us and all factual statements made to us by the Company in connection with this letter are true, accurate, correct and complete;

(i)	The opinions of Chee FM & Associates contained in their email dated 8 July 2024 are bona fide and honestly held and were reached after careful consideration; and

(j)	There have been no material changes to the circumstances of the Company and its operating subsidiaries in Singapore which we have not been informed of.

7.	The making of the above assumptions shall not be taken to imply that we have made any enquiry to verify any assumption(s).

D.	Scope

8.	Save for the seven (7) sections listed at paragraph 1 above, we have not reviewed any other section(s) or pages of the Registration Statement.

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9.	Save for the boxed statements in Annex A, we express no opinion or belief on the accuracy, correctness or reasonableness of the other statements contained in the Registration Statement.

10.	We have also made no investigation into any non-legal regulation or standard including but not limited to accounting, financial or technical standards.

11.	We have made no investigation into and neither express nor imply any views on the laws of any country apart from Singapore.

12.	This letter relates only to the laws of general application in Singapore as at the date hereof and as currently applied by the Singapore Courts.

13.	Singapore legal concepts are expressed in English terms. The concepts in question may not be identical to the concepts described by the same English terms in other legal jurisdictions. Accordingly, this letter may only be relied upon the express condition that any issues of the interpretation or liability arising hereunder will be governed by Singapore laws.

14.	We assume no obligation to update this letter and/or to inform any person of any changes in Singapore law or other matters coming to our knowledge and occurring after the date of this letter which may affect this letter in any respect.

15.	This letter is strictly limited to the matters stated in it and does not apply by implication to any other matters.

E.	Opinion

16.	Subject to the Assumptions (Header C), Scope (Header D) and Qualifications (Header F) and subject to any matters not disclosed to us, and having regard to the Singapore laws in force as at the date of this letter as we consider relevant, we are of the opinion that:

(a)	The boxed statements (marked in yellow, see Annex A) set out in the Registration Statement under the headers “Prospectus Summary”, “Risk Factors”, “Corporate History and Structure”, “Regulations of Our Industry”, “Certain Singapore Taxation Considerations”, “Enforceability of Civil Liabilities”, and “Legal Matters” contain general statements which correctly and fairly summarise (i) Singapore laws, (ii) Singapore related legal matters and (iii) the legal related risks concerning the Singapore business activities of the Company’s operating subsidiaries; and

(b)	Nothing significant has been omitted from those general statements which would make them misleading in any material aspect.

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F.	Qualifications

17.	Our opinion set out under Header E is subject to the following qualifications (“Qualifications”):

(a)	It is limited to the laws of general application in Singapore as at the date of this letter and as currently applied by the Singapore Courts.

(b)	Our opinion is not intended to constitute, nor should it be construed as advice regarding the securities law or any other laws of the United States or any other country.

(c)	This opinion is given based on our understanding of the laws of Singapore. For matters not explicitly and clearly provided under the laws of Singapore or have yet to be authoritatively decided by the Singapore Courts, they would be subject to the final discretion of competent Singapore legislative, administrative and judicial authorities. There can be no assurance that the Singapore authorities will ultimately take a view that is consistent with our opinion stated above.

(d)	The section titled “Certain Singapore Taxation Considerations” contains a brief summary of Singapore tax laws. For the avoidance of doubt, we neither give nor imply any opinion as to any tax consequences of any transactions contemplated by the proposed initial public offering.

(e)	Nothing in this letter shall be construed as an opinion that the contents of the Registration Statement comply with any legal or regulation requirement(s).

(f)	Except as may be expressly stated herein, we have not undertaken any investigation to determine the existence or absence of any facts. It shall not be inferred from our engagement as legal counsel that we have any knowledge of the existence or absence of any such facts.

(g)	If a person for whose benefit our letter is given is aware of or believes there to be a false or misleading statement in the Registration Statement and/or the Reviewed Documents, the person may not rely on this letter and should seek legal advice on the specific matter concerned.

(h)	This opinion is strictly limited to the matters stated herein and no further opinion shall be implied or inferred beyond the matters contained in this letter. The opinion expressed is as of the date of this letter. Accordingly, we assume no responsibility to advise you of any facts, circumstances, events or developments that may subsequently be brought to our attention which may alter, affect or modify our opinion.

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G.	Conclusion

18.	This letter is prepared for the sole benefit of the Company. Except for the purposes of filing this letter with the SEC, this letter shall not be, without our prior written consent:

(a)	Circulated or relied upon by any other person or used for any other purpose;

(b)	Quoted or referred to in any public document or filed with any government body or agency or stock or other exchange or with any other person; or

(c)	Disclosed to any other person.

19.	We hereby consent to the use of this letter in and the filing of this letter as an exhibit to the Registration Statement and to the reference(s) to our name in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended or the regulations promulgated thereunder.

Yours faithfully,

/s/ Joseph Li
Joseph Li
ReThink Legal

Enc.

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Annex A

i

We have proprietary rights to trademarks used in this prospectus that are important to our business. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are without the ®, ™ and other similar symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

This prospectus may contain additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Class A Ordinary Shares. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, “we,” “us,” “our,” “our company,” “Concorde International,” and similar references refer to Concorde International Group Ltd and its consolidated subsidiaries.

Our Company

Overview

Concorde International Group Limited is an integrated security services providers that combines physical manpower and innovative technology to deliver effective security solutions. In 2014, we were awarded “The Business Model Innovation Award” by the Singapore Manufacturing Federation. In 2015, we were awarded the “Best Innovative Use of Infocomm Technology Award” by the Singapore Infocomm Technology Federation (“SiTF”). In 2016, we were awarded the “Most Innovative Use of Infocomm Technology (Private Sector-SME) Award” by the Infocomm Media Development Authority of Singapore (“IMDA”, formerly known as Infocomm Development Authority) and the SiTF. In 2017, we were awarded the “IP Awards” by the World Intellectual Property Organization — Intellectual Property Office of Singapore (WIPO-IPOS). In addition, in 2017 The Nanyang Technological University of Singapore recognized our innovative solution by publishing it as a case study entitled “The Transformation of Concorde Security Pte Ltd” via its Nanyang Technoprenuership Center. In the same year, the Singapore Management University and Harvard Business Publishing Education also recognized our innovation by publishing a case study entitled “Main Case: The Resilience of a Disruptive Innovator : Concorde Security”. From 2018 to 2019, in recognition of our solution in transforming the industry, the IMDA approved our solutions in the Singapore government’s Industry Transformation Map Pilot Programme. From 2020 to 2021, in recognition of our technology and solutions, we were included in the “Pre-approved IT solutions vendor” under the category of security, by the IMDA. From 2022 to 2023, in recognition of our technology solution, the IMDA approved our solutions in the Singapore government’s Advanced Digital Solutions (ADS) under the Small Medium Enterprises Go Digital Programme. With these awards and recognitions, we believe we are one of the leading solution providers in Singapore. Through the integration of our patented technology solution, we help our clients reduce costs and enhance security. We have experienced significant revenue growth, primarily driven by the increasing labor costs and increasing demands in security and facilities management.

Since our establishment in Singapore in 1997, we have built a track record in the professional security community by consistently providing high-quality security manpower. Recognizing manpower sustainability our ever-advancing society, in 2014, we decided to transit into a security solution services company using our innovative business model. With our patented technological innovation, we deliver a higher level of security performance while requiring fewer personnel. Traditionally, a 24-hour shift would necessitate at least three guards for coverage. Our solution involves deploying CCTV cameras, sensors, and other IoT devices at our clients’ premises to enable remote access control monitoring and management. These devices are integrated and controlled through our mobile command vehicles, known as “I-Man Facility Sprinters (IFS),” which patrol a cluster of client sites within a defined radius. This proactive approach enables swift responses to any incidents that arise. Consequently, our clients have experienced a reduction in the required on-site guards from three to two or even fewer, thanks to the efficient utilization of these technologies. The implementation of CCTV cameras, sensors, and other IoT devices has not only minimized human errors but has also decreased the overall need for additional personnel. Our specialists, tasked with operating the IFS, undergo rigorous training to efficiently handle the diverse technologies and respond adeptly to various situations. This approach not only enhances their skill sets but also contributes to a better work-life balance for our team members. As a result, we have received numerous awards in Singapore, recognizing our innovative technology and our contribution to producing the next generation of reliable security solutions. Anchored by our patented technology applications and pioneering solutions, we provide top-tier security and facilities management services to commercial, financial, industrial, and governmental customers in Singapore.

We offer a range of services to enhance security and safety: (1) i-Guarding Services; (2) Man-Guarding Services; and (3) Consultancy and Training Services. Our i-Guarding Services leverages technology to increase efficiency, with a mobile platform and cluster® aggregation model of higher skillset workforce. Revenue from I-Guarding Services accounted for about 98.09% and 99.09% of revenues for fiscal years ended December 31, 2023 and 2022, respectively. Man-Guarding Services employs trained security officers to maintain safety and deter unlawful activities, making up about 1.41% and 0.24% of revenues for fiscal years ended December 31, 2023 and 2022. Consultancy and Training Services provide expert guidance tailored to clients’ needs, representing about 0.50% and 0.67% of total revenues for fiscal years ended December 31, 2023 and 2022.

We have gained recognition for our disruptive innovation in the integrated monitoring of properties, assets, and building service systems. This ensures round-the-clock surveillance for complete security and operational efficiency. This achievement is made possible through our suite of intelligent security solutions, known as “I-Guarding Services.” One of our flagship services, the groundbreaking “I-Man Facility Sprinter (“IFS”),” is a mobile vehicular platform that revolutionizes security and facility maintenance services. These pioneering solutions not only improve workers’ compensation, skill sets, and working conditions but also redefine the overall business landscape of the industry.

Our company’s second flagship product is the “Intelligent Facility Authenticator (“IFA”).” The IFA is an innovative solution that leverages advanced kiosk technology to enhance security and streamline visitor management. In response to the challenges of limited manpower and rising costs, the IFA system automates the issuance of secure passes and access cards, eliminating the need for physical human interaction. It works by sending secure pass-icons to visitors, verifying their identity upon entry, and dispensing access cards with varying levels of security clearance. This technology not only enhances security within buildings but also offers efficient visitor management services, making it a game-changer in industries where kiosk adoption is increasing. Ultimately, IFA represents a significant advancement in security access control without relying on human intervention.

For the fiscal year ended December 31, 2023 and 2022, more than 96% and 85% respectively, of our revenues were generated by annual recurring contracts. In both years, 99% of our clients were based in Singapore. In the fiscal year ended December 31, 2023, our top two customers, Singapore University of Technology and Design and People’s Assocation OnePunggol accounted for approximately 8 % and 7% of our total revenue, respectively. In the fiscal year ended December 31, 2022, our top two customers, Ceva Logistics Singapore Pte Ltd and JTC Corporation, accounted for approximately 10% and 10% of our total revenue, respectively. See “Risk Factor — Risks Related to Our Business and Industry — A significant amount of our revenue is generated from our existing long-term customers; thus, our inability to retain and maintain a good relationship with our existing customers can have a material adverse effect on our business and financial results.” and “Risk Factor — Risks Related to Our Business and Industry — We have substantial customer concentration, with a limited number of customers accounting for a substantial portion of our recent revenues.”

Our Products and Services

i-Guarding Services

In a traditional security deployment, each building or location hires at least one guard per shift. Each 24-hour shift requires at least three guards stationed at the building or location. Traditional security deployment, based solely on manpower, faces a few key challenges: (i) unreliability of guards due to human nature, as guards often fall asleep while on duty, especially during the night shift; (ii) shortages in hiring guards; and (iii) rising labor costs. Our i- Guarding services address these issues and improve the work-life balance of the guards.

According to the diagram, our i-Guarding service consists of a mobile monitoring and response vehicle (known as the IFS) that patrols a designated radius, covering numerous buildings or locations within a 24-hour period. Each building or location installs electronic security systems that include access control systems, security monitoring cameras, and sensors that can be integrated with our IFS. As a result, instead of deploying guards at each location, these electronic security systems can be used. These systems are connected to our IFS via existing telecommunications infrastructures, including Super Wifi, 4G, or 5G networks. Should an alarm be triggered, the IFS will immediately respond via the remote command center within the vehicle and provide on-site response if the need arises. As a result, clients can reduce their reliance on manpower guards.

Each IFS will be manned by 3 I- specialists. This includes a driver and two security technicians. Each IFS can monitor and manage at least 15 buildings or locations within the deployment radius. This as a result increases manpower efficiency and enhance service levels due to the reduction of human errors resulting from the traditional security deployment model. Our installation and maintenance technicians, along with our customer service representatives, are dedicated to delivering a high-quality customer service experience. This commitment enhances our brand, improves customer satisfaction, increases customer retention, and accelerates the adoption of additional interactive automation solutions. The cluster® aggregation model allows a team of 3 security officers, with one of them being technically trained, to oversee a cluster of premises ranging from 5, 10, to 15 premises within a 15-minute radius.

For the fiscal year ended December 31, 2023 and 2022, our i-Guarding Services accounted for approximately 98.09% and 99.09% respectively, of our total revenues. It also encompasses the design, implementation, and installation of security systems to protect physical assets and personnel from potential threats and vulnerabilities. This includes IFA, Visitor Management Systems (“VMS”), Keys Management Systems (“KMS”), security turnstile facilities, Internet of Things (“IoT”) devices, and other smart security solutions. It involves a strategic assessment of risks, the selection and deployment of appropriate security measures, and the establishment of protocols for ongoing maintenance and monitoring. This integrated approach ensures the safety and integrity of the environment or infrastructure in question, encompassing both physical security elements such as surveillance systems, access controls, and alarm systems. The ultimate goal of a security project and installation is to mitigate risks and safeguard against unauthorized access, theft, and other security threats.

Man-Guarding Services

Our man-guarding services provides a vital layer of protection for various clients and properties. Our security officers are professionally trained and play a critical role in maintaining safety while preventing unauthorized access or unlawful activities in a given area. They offer a combination of prevention, deterrence, and response to maintain a safe and secure environment, making them an integral part of overall security measures. This service does not involve technology applications or solutions. Service contracts are signed on an annual basis, and revenues are collected and recognized on a monthly basis. For the fiscal year ended December 31, 2023 and 2022, our Man-Guarding Services was approximately 1.41% and 0.24% of our total revenues.

Consultancy and Training Service

Consultancy and training services provide expert guidance and training support to clients seeking to enhance their security and safety knowledge domains. The service is structured specifically to meet the clients’ needs.

For the fiscal year ended December 31, 2023 and 2022, our Consultancy and Training Service was approximately 0.50% and 0.67% respectively, of our total revenues.

Our Growth Strategies

We believe that implementing the following growth strategies will continue to position our company as the leader in the markets we serve:

●	Continue to grow our recurring revenue business. For the fiscal years ended December 31, 2023 and 2022, our recurring revenue was approximately 96% and 85% of our total revenues, respectively. Monthly recurring revenue allows us to achieve a more consistent and predictable income stream. In addition, it should improve our profitability as we continue to roll out more i-Guarding services. Each building or location deployed under the I-Guarding represents incremental revenues with almost the same cost levels as one IFS can service at least 15 or more buildings or locations. Serving our recurring customers should require lower acquisition and marketing costs as compared to new customers. Hence, signing on more buildings or locations will lead to increased revenues and profitability. We see significant market opportunities for our services because customers in our target markets prefer outsourced security and facilities management services that offer real-time security monitoring for continuous protection and rapid responses to security breaches and fire alarms. We intend to continue pursuing opportunities for recurring revenue by developing new and innovative products and by continuing our aggressive sales and marketing efforts. In order to build scale, we will have to continue to spend on marketing and development. As a result, this may impact our overall profitability.

●	Maintain our commitment to best-in-class customer service. We are focused on fostering a culture dedicated to providing industry-leading customer service to our extensive customer base. We operate through a fleet of 5 cluster command centers in Singapore. From these mobile locations, our teams offer monitored security, interactive residential and commercial automation solutions, including installation, field service, repair, ongoing monitoring, and customer support.

Our installation and service technicians, along with our customer service representatives, are dedicated to delivering a high-quality customer service experience. This commitment enhances our brand, improves customer satisfaction, increases customer retention, and accelerates the adoption of additional interactive automation solutions. As a result, it drives returns on new customer acquisition expenditures and enhances cash flow generation. We pride ourselves on providing on-site responses within a cluster® radius of 15 minutes of security alerts for the majority of our customers.

●	Maintain our high-quality customer base. We believe customer retention is also strongly correlated with the credit quality of our customers. We plan to maintain our focus on strict underwriting standards and will establish processes to evaluate potential new customers’ creditworthiness to improve our customer selection or require upfront payments for higher-risk customers. We expect that our focus on generating high-quality customers will continue to result in a portfolio of customers with attractive credit scores, thereby improving retention, decreasing credit risk exposure, and generating a strong, long-term customer portfolio that generates robust returns on new customer acquisition expenditures and drives strong cash flow generation.

●	Disciplined expansion of our patented protected solution beyond Singapore. We strongly believe that there will be significant demand for our solutions due to the continuous increase in labor costs and the growing demand for high-quality security and facilities management services. Our plan is to expand our geographical coverage and export our successful business model beyond Singapore within the next 24 months. We aim to expand to Malaysia, Australia, and North America markets via partnerships with local security service provider who already have an existing customer base that needs our solution to improve service delivery and to mitigate the increasing labor costs. We have not signed up with any partners yet, but we aim to have them in place based upon the following plan. Our business plan is subject to change based on the change of global economy and other factors that may affect our business operations.

Market	Timeline	Estimated Cost	Source of funding
Malaysia	By Q4, 2024	US$500,000	Internal cashflows
North America	By Q3, 2025	US$500,000	Internal cashflows
Australia	By Q2, 2026	US$500,000	Internal cashflows

Our Competitive Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

●	Proven Solution that is protected by Patents. Our patent-protected solution that has been proven to reduce the need for manpower while maintaining, and even increasing, the quality of service levels for security and facilities management.

●	Superior-Class Customer Service. Rather than competing purely on price, we emphasize the quality of our services, which we believe is distinguished by superior customer service.

●	Deep industrial knowledge and experience. We believe that our focus on safety and security, coupled with our sales consultants, our solid reputation for and expertise in providing reliable security and monitoring services through our patent-protected business model vide our cluster® mobile command centers, our dependable product solutions, and our highly skilled installation and service capabilities, position us well to compete with both traditional and new competitors.

Our Risks and Challenges

Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by similar companies. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including, among others, the following:

Risks Relating to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

●	A significant amount of our revenue is generated from our existing long-term customers; thus, our inability to retain and maintain a good relationship with our existing customers can have a material adverse effect on our business and financial results.

●	We currently report our financial results under IFRS, which differs in certain significant respect from U.S. generally accepted accounting principles.

●	A critical part of our success was driven by introducing and providing innovative and cost-saving security services. If our new products and services are not successful, it could have a material adverse effect on our business.

●	The proper and efficient functioning of our computer, data backup, information technology, telecom and processing systems, and our monitoring stations are essential to our business.

●	As a security service provider, we are exposed to greater risk of liability for employee acts or omissions or system failure, than may be inherent in other businesses.

●	Our monitoring security facilities will call the police and fire departments when emergencies arise. If the police and fire departments fail or delay responding to our calls, our business and reputation could be adversely affected.

●	From time to time, we are subject to claims for infringing, misappropriating or otherwise violating the intellectual property rights of others and will be subject to such claims in the future, which could have an adverse effect on our business and operations.

●	Our inability to acquire necessary intellectual property or adequately protect our intellectual property could adversely affect our business and results of operation.

Risks Relating to Regulatory Compliance

Risks and uncertainties related to our regulatory compliance, but are not limited to, the following:

●	Increasing legislative and regulatory initiatives on cybersecurity and data privacy regulations could adversely impact our business and financial results.

●	As we expand globally, we will be subject to more regulation by various governmental agencies.

Risks Relating to This Offering and Ownership of Our Class A Ordinary Shares

Risks and uncertainties related to this offering and our Class A Ordinary Shares include, but are not limited to, the following:

●	Our dual class voting structure has the effect of concentrating the voting control to holders of our Class B Ordinary Shares, which will limit or preclude your ability to influence corporate matters, and your interests may conflict with the interests of these shareholders. It may also adversely affect the trading market for our Class A Ordinary Shares due to exclusion from certain stock market indices and depress the trading price of our Class A Ordinary Shares.

●	There was no public market for our Class A Ordinary Shares prior to this offering, and if an active trading market does not develop, you may not be able to resell our shares at or above the price you paid, or at all.

●	Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud, which may affect the market for and price of our Class A Ordinary Shares.

●	Nasdaq Capital Market may apply additional and more stringent criteria for our initial and continued listing because our insiders will hold a large portion of our listed securities.

●	The initial public offering price for our Class A Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

●	In addition, we face other risks and uncertainties that may materially affect our business prospects, financial condition, and results of operations. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our Class A Ordinary Shares.

Our Corporate Structure

Set forth below is our organizational chart as of the date of this prospectus:

Concorde International was incorporated in the British Virgin Islands on May 2, 2023. Our registered office in the British Virgin Islands is at Conyers Trust Company (BVI) Limited of Commerce House, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, British Virgin Islands VG1110. Our principal executive office is at 3 Ang Mo Kio Street 62, #01-49 LINK@AMK, Singapore 569139. Our telephone number at this location is +65 2960802.

Concorde International was incorporated to acquire and hold, indirectly, Concorde Security Pte Ltd (Singapore), Concorde Security Sdn Bhd (Malaysia), Concorde Security Limited (UK), Concorde Asia Pte Ltd (Singapore) and Berjaya Academy Pte Ltd (Singapore).

Concorde International Group Pte Ltd (Singapore) was incorporated on June 12, 2023. It is a holding company and a 100% owned subsidiary of Concorde International. Its registered office is at 3 Ang Mo Kio Street 62, #01-49 LINK@AMK, Singapore 569139.

Dual Class Structure

Under our current memorandum and articles of association, we are authorized to issue up to a maximum of 350,000,000 ordinary shares of with a par value of US$0.00001 each comprising (i) 250,000,000 Class A Ordinary Shares with a par value of US$0.00001 each; and (b) 100,000,000 Class B Ordinary Shares with a par value US$0.00001 each. Class B Ordinary Shares are entitled to one hundred votes per share on proposals requiring or requesting shareholder approval, unless prohibited by law. Class A Ordinary Shares are entitled to one vote on any such matter. Other than as to voting and conversion rights, Class B Ordinary Shares and Class A Ordinary Shares have the same rights and rank pari passu with one another, including the rights to dividends and other capital distribution. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

In this offering, we are offering Class A Ordinary Shares. Our founders, some of whom are also our officers and directors, own 20,888,886 Class B Ordinary Shares which entitles them to 2,088,888,600 votes. Our founders have aggregate voting power of 100% prior to the consummation of the offering contemplated by this prospectus. Following this offering, taking into consideration the 1,250,000 Class A Ordinary Shares expected to be offered hereby, even if 100% of such shares are sold, our founders will retain controlling voting power in the Company based on having approximately 97.57% of all voting rights. This concentrated control may limit or preclude the ability of others to influence corporate matters including significant business decisions for the foreseeable future.

Corporate Information

Our website can be found at www.concordesecurity.com. The information contained on our website is not a part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our Class A Ordinary Shares.

Recent Developments

Convertible Notes Financing

On June 10, 2024, Softbank Robotics Singapore Pte Ltd (“Softbank”) subscribed to a USD1,000,000 convertible note with a 24 months maturity period with the Company. The Note shall be convertible to the Company’s Class A Ordinary Shares at a conversion price that is equal to the higher of (i) the price per share paid by investors for Class A Ordinary Shares in the Company’s initial public offering or (ii) a 15% discount to the volume weighted average price during the sixty-day period prior to the date of notice of conversion is given to the Company at Softbank’s sole discretion after one year from the date of issuance.

Singapore Subsidiary’s Loan with OCBC

On May 28, 2024, Concorde Security Pte Ltd, our 96.81% owned subsidiary, secured a SGD1.5 million loan from OCBC at a preferential interest rate for general working capital and to refinance an existing loan with a higher interest rate.

On June 14, 2024, Concorde Security Pte Ltd secured a term loan of SGD500,000 from OCBC. On June 25, 2024, Concorde Security Pte Ltd entered into a call option agreement annexed to the term loan, which grants OCBC the option to subscribe for shares at a 20% discount to the IPO price or the trade sale price.

Class B Ordinary Shares Issuances

On March 18, 2024, we issued 20,788,886 Class B Ordinary Shares to members of our Board, executive officers or their affiliates and existing shareholders, at an issue price of $0.00001 per share, for a total consideration of $208.

On March 6, 2020, Berjaya Academy Pte. Ltd. issued 100,000 Ordinary Shares to Poh San Koh, who held them in a representative capacity for Swee Kheng Chua. On January 10, 2022, Poh San Koh transferred the 100,000 shares to Sharifah Noriati Binte Said Omar. On November 1, 2023, 100,000 shares were transferred from Sharifah Noriati Binte Said Omar to Concorde International Group Pte Ltd (Singapore) for 1 Singapore Dollar. The shares were held by Sharifah Noriati Binte Said Omar in a representative capacity for Swee Kheng Chua. On March 14, 2024, the Company re-designated and reclassified the 100,000 authorized shares to 100,000 Class B Ordinary Shares.

All of the shares were sold to members of our Board, executive officers or their affiliates and existing shareholders, in reliance upon (i) the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws, or (ii) the provisions of Regulation S promulgated under the Securities Act.

The following table presents the amounts of Class B Ordinary Shares that were issued as of the date of this prospectus and aggregate purchase prices paid by the members of our Board, executive officers or their affiliates and existing shareholders. The terms of these purchases were the same for all purchasers of our Class B Ordinary Shares.

Shareholder	Class B Common Shares	Aggregate Purchase Price Paid
Swee Kheng Chua(1)	18,000,000	$180
Terence Wing Khai Yap(2)	250,000	$2.5
Sze Yin Ong(3)	46,296	$0.46296
Sharifah Noriati Binte Said Omar(4)	185,185	$1.85185
Ping Ping Lim(5)	377,775	$3.77775
Jia Wei Chua(6)	14,815	$0.14815
Meang Fai Pang	14,815	$0.14815
Weilekai Investments Pte Ltd(7)	2,000,000	$20

(1)	Swee Kheng Chua, our Chief Executive Officer and Director.
(2)	Terence Wing Khai Yap, our Director.
(3)	Sze Yin Ong, our Chief Financial Officer.
(4)

Ms. Sharifah Noriati Binte Said Omar serves as a nominee director at Berjaya Academy Pte Ltd, our 70% owned subsidiary, as well as Concorde Security Pte Ltd (Singapore), our 96.81% owned subsidiary, and Concorde Asia Pte Ltd (Singapore), our 70% owned subsidiary.

(5)	Ping Ping Lim, Swee Kheng Chua’s spouse.
(6)	Jia Wei Chua, Swee Kheng Chua’s son.
(7)

Weilekai Investments Pte Ltd is a Singapore company, 50% owned by Swee Kheng Chua and 50% owned by Ping Ping Lim, Spouse of Swee Kheng Chua. Swee Kheng Chua is deemed to beneficially own the Class B Ordinary Shares owned by Weilekai Investments Pte Ltd and has sole voting and dispositive powers over its shares. Weilekai Investments Pte Ltd’s business address is 3 Ang Mo Kio Street 62 #01-49 LINK@AMK Singapore 569139.

Implications of Being an Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the Jumpstart Our Business Act of 2012, as amended, or the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until (for the first five fiscal years after the initial public offering is completed) the earliest of the following occurs: (i) our total annual gross revenues are $1.235 billion or more (ii) we have issued more than $1 billion in non-convertible debt in the past three years or (iii) we become a “large accelerated filer,” as defined in the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” Rule 12b-2. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

Once the registration statement of which this prospectus is a part is declared effective by the SEC, we will become subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file certain reports with the SEC. As a foreign private issuer, we will not be subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also will have four months after the end of each fiscal year to file our annual reports with the SEC and we will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. We also present our financial statements pursuant to International Financial Reporting Standards, or IFRS. Furthermore, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we will also not be subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we will be permitted, and intend to follow certain home country corporate governance practices instead of those otherwise required under Nasdaq Marketplace Rules for domestic U.S. issuers. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

Implications of Being a Controlled Company

The “controlled company” exception to rules of the Nasdaq Capital Market provides that a company of which more than 50% of the voting power is held by an individual, group or another company, a “controlled company,” need not comply with certain requirements of the corporate governance rules of the Nasdaq Capital Market. As of the date of this prospectus, Swee Kheng Chua, the Chief Executive Officer and a director of the Company, beneficially owned an aggregate of 20,392,590 Class B Ordinary Shares (including 18,000,000 Class B Ordinary Shares owned directly by Swee Kheng Chua; 377,775 Class B Ordinary Shares beneficially owned by Ping Ping Lim, Swee Kheng Chua’s spouse; 14,815 Class B Ordinary Shares beneficially owned by Jia Wei Chua, Swee Kheng Chua’s son, as they live in the same household; and 2,000,000 Class B Ordinary Shares beneficially owned by Weilekai Investments Pte Ltd.), which represents approximately 97.62% of the voting power of our outstanding ordinary shares. Following this offering, Mr. Chua will control approximately 97.57% of the voting power of our outstanding ordinary shares if all the Class A Ordinary Shares being offered are sold (or 97.56% of our outstanding voting power if the underwriters’ option to purchase additional shares is exercised in full). Accordingly, if we obtain listing on the Nasdaq Capital Market, we will be a “controlled company” within the meaning of the corporate governance rules of the Nasdaq Capital Market. Controlled companies are exempt from the corporate governance rules of the Nasdaq Capital Market requiring that listed companies have (i) a majority of the board of directors consist of “independent” directors under the listing standards of the Nasdaq Capital Market, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the requirements of the Nasdaq Capital Market, and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of the Nasdaq Capital Market. We currently utilize and presently intend to continue to utilize these exemptions. As a result, we may not have a majority of independent directors, our nomination and corporate governance committee and compensation committee may not consist entirely of independent directors and such committees may not be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Capital Market. See “Management.”

The Offering

Shares offered	Class A Ordinary Shares, assuming an estimated initial public offering price of $4.00 per share

Ordinary Shares outstanding immediately before the offering

Zero Class A Ordinary Shares and 20,888,886 Class B Ordinary Shares. Our Class B Ordinary Shares will become convertible at the option of the holder into Class A Ordinary Shares on a 1:1 basis following this offering. Class A Ordinary Shares are entitled to one (1) vote per share, and Class B Ordinary Shares are entitled to one hundred (100) vote per share. See “Description of Share Capital” for more information.

Ordinary Shares outstanding immediately after the offering	1,250,000 Class A Ordinary Shares (or 1,437,500 Class A Ordinary Shares if the underwriters exercise the over-allotment option in full) and 20,888,886 Class B Ordinary Shares.

Over-allotment option	We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the Class A Ordinary Shares sold in the offering (187,500 additional shares, assuming an estimated initial public offering price of $4.00 per share) at the initial public offering price, less the underwriting discounts and commissions.

Use of proceeds

We expect to receive net proceeds of approximately $5 million from this offering, assuming an estimated initial public offering price of $4.00 per share, and no exercise of the underwriters’ over-allotment option, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We plan to use the net proceeds of this offering for purchase and rollout of electric vehicular mobile command centers, research and development activities, regional market development and exploration of new markets, product development, working capital and general corporate purposes. See “Use of Proceeds” for more information on the use of proceeds.

Risk factors

Investing in our Class A Ordinary Shares involves a high degree of risk and purchasers of our Class A Ordinary Shares may lose part or all of their investment. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our Class A Ordinary Shares.

Lock-up

We have agreed with the underwriters, not to, during a period of 180 days after the closing of this offering, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (ii) file or cause to be filed any registration statement with the Commission relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (iii) complete any offering of our debt securities, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise.

Additionally, our directors and officers and all of our outstanding shareholders as of the effective date of the Registration Statement (and all holders of securities exercisable for or convertible into Ordinary Shares) entered into “lock-up” agreements pursuant to which such persons and entities shall agree, for a period of 180 days after the closing of this offering, that they shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock, subject to customary exceptions.

Proposed Nasdaq Capital Market trading symbols	We intend to apply to list our Class A Ordinary Shares on the Nasdaq Capital Market under the trading symbols “CIGL”, and we will not close this offering unless the Nasdaq Capital Market has approved our Class A Ordinary Shares for listing.

Transfer Agent	Vstock Transfer, LLC. The address for VStock Transfer, LLC is 18 Lafayette Place, Woodmere, New York, 11598, and the telephone number is 212 828-8436.

The number of Class A Ordinary Shares outstanding immediately following this offering is based on zero shares outstanding as of the date of this prospectus.

Summary Consolidated Financial Information

The following selected historical financial information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in the prospectus and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

The following summary consolidated financial data as of December 31, 2023 and 2022. This information is derived from our audited consolidated financial statements.

Our financial statements are prepared and presented in accordance with IFRS. Our historical results for any period are not necessarily indicative of our future performance.

	Years Ended December 31,
	2023	2022
Consolidated Statements of Profit or Loss and Other Comprehensive Income	$	$
Revenue	10,655,993	5,006,345
Cost of revenue	7,662,024	3,648,637
Operating expenses	1,955,820	(2,291,856)
Profit/(Loss) from operations	1,038,149	(934,148)
Other income (expenses)	236,911	205,201
Finance costs	(149,626)	(75,033)
Net profit/(loss) before tax	1,125,434	(803,980)
Net profit/(loss) per share – basic and diluted	9.61	(7.83)
Weighted average shares outstanding – basic and diluted	100,000	100,000

	As of December 31,
	2023	2022
Consolidated Statements of Financial Position Data	$	$
Cash	956,975	441,278
Current assets	5,287,321	4,050,813
Total assets	8,550,581	7,103,192
Current liabilities	3,514,897	3,059,866
Total liabilities	5,848,005	5,492,869
Shareholders’ equity	2,702,577	1,610,323
Total liabilities and shareholders’ equity	8,550,581	7,103,192

RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Class A Ordinary Shares, you should carefully consider the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occur, our subsidiaries’ business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect us and our subsidiaries’ business. You should only consider investing in our Class A Ordinary Shares if you can bear the risk of losing your entire investment.

Risks Relating to Our Business and Industry

A significant amount of our revenue is generated from our existing long-term customers; thus, our inability to retain and maintain a good relationship with our existing customers can have a material adverse effect on our business and financial results.

As of the date of this prospectus, our main line of revenue is generated from providing security services by monitoring properties, assets and building systems under 24/7 surveillance, ensuring security and business efficiency for our customers. A significant driver of our growth is our recurring revenue business in which customers who contracted to purchase our products and services and are required to pay monthly fees. As such, our ability to maintain our existing significant customer base is important to our long-term profitability. For the fiscal year ended December 31, 2022, Ceva Logistics Singapore Pte Ltd and JTC Corporation each represented approximately 10% of our total net revenues, the loss or material reduction of business, either due to a reduction in demand from one or more of our significant customers, such as industrial and commercial customers, or our inability to timely meet any elevated level of customer demand for various reasons, the lack of success of sales initiatives or changes in customer preferences or loyalties for our products and services related to any such significant customer could have a material adverse impact on our business. This requires that we minimize our rate of customer disconnects, or attrition, which can increase as a result of factors such as problems experienced with our product or service quality, customer service, customer non-pay, unfavorable general economic conditions, and the preference for lower pricing of competitors’ products and services over ours. If attrition rates were to rise significantly, we may be required to accelerate the depreciation and amortization expense for, or to impair, certain of our assets, including with respect to customer relationships, which would cause a material adverse effect on our financial condition and results of operations.

We currently report our financial results under IFRS, which differs in certain significant respect from U.S. generally accepted accounting principles.

We report our financial statements under IFRS. There have been and there may in the future be certain significant differences between IFRS and United States generally accepted accounting principles, or U.S. GAAP, including differences related to revenue recognition, intangible assets, share-based compensation expense, income tax and earnings per share. As a result, our financial information and reported earnings for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. In addition, we do not intend to provide a reconciliation between IFRS and U.S. GAAP unless it is required under applicable law. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those companies that prepare financial statements under U.S. GAAP.

We have substantial customer concentration, with a limited number of customers accounting for a substantial portion of our recent revenues.

Historically, we have derived a significant portion of our revenues from our top five customers. In the fiscal year ended December 31, 2022, our top five customers accounted for approximately 36% of our revenue. Specifically, our top five customers contributed approximately 10%, 10%, 6%, 5%, and 5% of our total revenue, respectively.

There are inherent risks whenever a large percentage of total revenues are concentrated on a limited number of customers. It is not possible for us to predict the future level of demand for our services that will be generated by these customers. In addition, revenues from these larger customers may fluctuate from time to time based on the commencement and completion of projects, the timing of which may be affected by market conditions or other facts, some of which may be outside of our control. Further, some of our contracts with these larger customers permit them to terminate our services at any time (subject to notice and certain other provisions). If any of these customers experience declining or delayed sales due to market, economic or competitive conditions, we could be pressured to reduce the prices we charge for our services which could have an adverse effect on our margins and financial position, and could negatively affect our revenues and results of operations and/or trading price of our Class A Ordinary Shares. If any of these largest customers terminates our services, such termination would negatively affect our revenues and results of operations and/or trading price of our Class A Ordinary Shares.

If we fail to attract, retain and engage appropriately qualified employees, including employees in key positions, our operations and profitability may be harmed. In addition, changes in market compensation rates may adversely affect our profitability.

One of the key products we offer is a suite of smart security solutions called “I-Guarding Services”. The first of these solutions is our patented IFS, a mobile vehicular platform providing security and facility maintenance services. Our I- Guarding Services offer high-quality and advanced technological products and services for our customers and require a highly trained and engaged workforce. As a result, we rely on our ability to attract, train and retain sufficient numbers of qualified employees. Specifically, because employees become more productive and skillful as they gain experience, market demand for such employees will become more competitive and retaining those individuals is very important for our success, especially as we expand and grow our market. Further, failure to recruit or retain qualified employees in the future may impair our efficiency and effectiveness and our ability to pursue growth opportunities. A significant amount of turnover of our executive team or other employees in key positions, such as Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer may negatively impact our operations. Factors that affect our ability to maintain sufficient numbers of qualified employees include, for example, employee engagement, our reputation, unemployment rates, competition from other employers, availability of qualified personnel and our ability to offer appropriate compensation and benefit packages. If we are unable to attract, train and retain sufficient numbers of qualified employees, our business, financial condition, cash flows or results of operations could be adversely affected.

We operate in a competitive labor market and there is a risk that market increases in compensation and employer- provided benefits could have a material adverse effect on our profitability. We may also be subject to continued market pressure to increase employee hourly wage rates and increased cost pressure on employer-provided benefits. Our need to implement corresponding adjustments within our labor model and compensation and benefit packages could have a material adverse impact to the profitability of our business.

A critical part of our success was driven by introducing and providing innovative and cost-saving security services. If our new products and services are not successful, it could have a material adverse effect on our business.

A critical part of our business success was driven by introducing and providing innovative and cost-saving security services for our customers. As of the date of this prospectus, we are offering products and services including I- Guarding Services, Man-Guarding Services, Consultancy and Training Services, etc. To stay competitive in the market, we believe we must continue to develop and commercialize new products and services that meet the varied and evolving needs of our customers in order to continue to grow our business. While we devote significant effort and resources to the research and development of new products, we cannot guarantee the new products and services we may launch in the future will be well received by our customers. In addition, the speed of development by our competitors and new market entrants is increasing. We cannot provide any assurance that any new product or service will be successfully commercialized in a timely manner, if ever, or, if commercialized, will result in returns greater than our investment. Investment in a product or service could divert our attention and resources from other projects that become more commercially viable in the market. We also cannot provide any assurance that any new product or service will be accepted by the market. In addition, new products and services may present new and difficult technological and intellectual property challenges that may subject us to claims or complaints if our customers experience service failures or other quality issues. To the extent our new products and services are not successful, it could have a material adverse effect on our business, financial condition, cash flow or results of operations.

The proper and efficient functioning of our computer, data backup, information technology, telecom and processing systems, and our monitoring stations are essential to our business.

Our central monitoring facilities depend on the proper and efficient functioning of our computer, data backup, information technology, telecom and processing systems, and other platforms. If there is a catastrophic event, natural disaster, security breach, negligent or intentional act by an employee or other extraordinary event, the malfunctioning of our information technology system could cause us unable to respond to emergencies on a timely manner. Furthermore, because computer and data backup and processing systems are susceptible to malfunctions and interruptions, we cannot guarantee that we will not experience service failures in the future. A significant or large- scale malfunction or interruption of any computer or data backup and processing system could adversely affect our ability to keep our operations running efficiently and respond to alarm system signals. If a malfunction results in a wider or sustained disruption, it could have a material adverse effect on our reputation, business, financial condition, cash flows or results of operations.

Product defects or shortfalls in customer service may damage our reputation as a high-quality security service provider.

The success of our business depends on our reputation and ability to maintain good relationships with our customers, suppliers, and local regulators, among others. Our reputation may be harmed either through product defects or shortfalls in customer service. Customers generally judge our performance through their interactions with staff at our monitoring and customer care centers, and field installation and service technicians, as well as their day-to-day interactions with our products. Any failure to meet customers’ expectations in such customer service areas could cause an increase in attrition rates or make it difficult to obtain new customers. Any harm to our reputation or customer relationships caused by the actions of our personnel, or third-party product or service providers or any other factors could have a material adverse effect on our business, financial condition, results of operations, and cash flows. In addition, our products and services may contain undetected defects in the software, infrastructure, third-party components or processes. If these solutions fail for any reason, including due to defects in our equipment, software, a carrier outage or user error, we could be subject to liability for such failures and our business could suffer.

As a security service provider, we are exposed to greater risk of liability for employee acts or omissions or system failure, than may be inherent in other businesses.

The nature of the products and services we provide potentially exposes us to greater risks of liability for employee acts or omissions or system failures than may be inherent in other businesses. If customers believe that they incurred losses as a result of our action or inaction, the customers, or their insurers, could in the future bring claims against us. In addition, there can be no assurance that we are adequately insured for these risks. Certain of our insurance policies may limit or prohibit insurance coverage for punitive or certain other types of damages or liability arising from gross negligence. If significant uninsured damages are assessed against us, the resulting liability could have a material adverse effect on our business, financial condition, cash flows or results of operations.

A disruption in the operation of our monitoring facilities or customer care resources could materially adversely affect our business.

A disruption in our ability to provide security monitoring services or otherwise provide ongoing customer care to our customers could have a material adverse effect on our business. A disruption could occur for many reasons, including fire, natural disasters, weather, and the effects of climate change (such as sea level rise, drought, flooding, wildfires, and increased storm severity), health epidemics or pandemics, transmission interruption, extended power outages, human or other error, malicious acts, provider preferences regarding the signals that get transmitted, government actions, war, terrorism, sabotage, or other conflicts, or as a result of disruptions to internal and external networks or third party transmission lines. Monitoring and customer care could also be disrupted by information systems and network-related events or cybersecurity attacks, such as computer hacking, computer viruses, worms, or other malicious software, distributed denial of service attacks, malicious social engineering, or other destructive or disruptive activities that could also cause damage to our properties, equipment, and data. A failure of our back- up procedures or a disruption affecting monitoring facilities could disrupt our ability to provide security monitoring or customer care services to our customers. If we experience such disruptions, we may experience customer dissatisfaction and potential loss of confidence, and liabilities to customers or other third parties, each of which could harm our reputation and impact future revenues. We could also be subject to claims or litigation with respect to losses caused by such disruptions. Our insurance may not be sufficient to fully cover our losses or may not cover a particular event at all. Any such disruptions or outcomes could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our industry is highly competitive.

The markets in which we operate include a large number of participants, including multinational, regional and small, local companies. As we plan to expand beyond the Singaporean market, such as North America, Malaysia, and Australia, we will face increasing competition from internet service providers, large technology companies, singular experience companies, industrial and smart hardware companies, and others that may have greater capital and resources than us. We also face competition from large residential security companies that have or may have greater capital and other resources than we do. Competitors that are larger in scale and have greater resources may benefit from greater economies of scale and other lower costs that permit them to offer more favorable terms to consumers (including lower service costs) than we offer, causing such consumers to choose to enter into contracts with such competitors. These competitors may also benefit from greater name recognition and superior advertising, marketing, promotional and other resources. To the extent that such competitors utilize any competitive advantages in markets where our business is more highly concentrated, the negative impact on our business may increase over time. In addition to potentially reducing the number of new customers we are able to originate, increased competition could also result in increased customers acquisition costs and higher attrition rates that would negatively impact us over time. The benefit offered to larger competitors from economies of scale and other lower costs may be magnified by an economic downturn in which customers put a greater emphasis on lower cost products or services. In addition, we face competition from regional competitors that concentrate their capital and other resources in targeting local markets.

To stay competitive, we focus on quality, innovation, expertise, effective channels to market, breadth of product offering and price. We may be unable to effectively compete on all these bases. If we are unable to anticipate evolving trends in the market or the timing and scale of our competitors’ activities and initiatives, the demand for our products and services could be negatively impacted. In addition, we compete in an industry that is experiencing the convergence of mechanical, electronic and digital products. Technology and innovation play significant roles in the competitive landscape. Our success depends, in part, upon the research, development and implementation of new technologies and products including obtaining, maintaining and enforcing necessary intellectual property protections. Securing and maintaining key partnerships and alliances, recruiting and retaining highly skilled and qualified employee talent and having access to technologies, services, intellectual property and solutions developed by others will play a significant role in our ability to effectively compete. The continual development of new technologies by existing and new competitors, including non-traditional competitors with significant resources, could adversely affect our ability to sustain operating margins and desirable levels of sales volumes. To remain competitive, we must develop new products and service offerings and respond to new technologies in a timely manner.

Our monitoring security facilities will call the police and fire departments when emergencies arise. If the police and fire departments fail or delay responding to our calls, our business and reputation could be adversely affected.

Our monitoring security facilities will call the police and fire departments when emergencies arise. If the police and fire departments fail to respond or delay responding to our calls, our customers may suffer economically and incur physical injuries. In such instances, we may be subject to legal liability by potential lawsuits against us. As a result, our brand reputation would be damaged. Such events could adversely affect our ability to attract and retain customers and could negatively impact our business, financial condition, results of operations, and cash flow.

Our insurance policies may not cover all of our operating risks and a casualty loss beyond the limits of our coverage could negatively impact our business.

We are subject to all of the operating hazards and risks normally incidental to the provision of our products and services and business operations. We maintain insurance policies in such amounts and with such coverage and deductibles as required by law and that we believe are reasonable and prudent. Nevertheless, such insurance may not be adequate to protect us from all the liabilities and expenses that may arise from claims for personal injury, death or property damage arising in the ordinary course of our business and current levels of insurance may not be able to be maintained or available at economical prices. If a significant liability claim is brought against us that is not covered by insurance, then we may have to pay the claim with our own funds, which could have a material adverse effect on our business, financial condition, cash flows or results of operations.

We will be subject to risks related to currency exchange rate fluctuations as we plan to expand our business internationally, and such risks may have an adverse effect on our business, financial condition, results of operations and cash flows.

We expect sales to non-Singaporean customers to represent a significant portion of our revenues in the future. Although we may enter into currency exchange contracts to reduce our risk related to currency exchange fluctuations, changes in the relative fair values of currencies occur from time to time. We do not hedge against all our currency exposure, and therefore, our results of operations will continue to be susceptible to impacts from currency fluctuations. Further, we may invoice customers in a currency other than its functional currency or may be invoiced by suppliers in a currency other than its functional currency, which could result in unfavorable translation effects on our results of operations.

Shareholder and customer emphasis on environmental, social, and governance responsibility may impose additional costs on us or expose us to new risks.

Our shareholders, customers and employees continue to expect a more proactive response to environmental, social, and governance (“ESG”) matters. We may incur increased costs and may be exposed to new risks responding to these higher expectations. Although we believe that our emphasis on ESG priorities can help drive sustainable business practices that are crucial to our long-term growth, we may face reputational challenges in the event that we are unable to achieve these goals or our ESG standards do not meet those set by certain constituencies. These reputational challenges could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our strategic initiatives, including enterprise excellence efforts among other significant capital expenditure projects, may not achieve the improvements or financial returns we expect.

We utilize a number of tools to improve efficiency and productivity. Implementation of new processes to our operations could cause disruptions and may prove to be more difficult, costly or time-consuming than expected. Additionally, from time to time we undertake substantial capital projects for varying reasons, such as to increase production capacity or to insource certain products, parts or components. We invest in areas we believe best align with our business strategies and that will optimize future returns. However, there can be no assurance that all our planned enterprise excellence projects or other capital expenditures will be fully implemented, or if implemented, will realize the expected improvements or financial returns.

We may pursue additional business opportunities and may decide to eliminate or acquire certain businesses, which could expose us to additional risks.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue additional business opportunities and may decide to eliminate or acquire certain businesses, products or services or expand into new channels or industries. Such acquisitions or dispositions could be material. There are various risks and uncertainties associated with potential acquisitions and divestitures, including: (1) availability of financing; (2) difficulties related to integrating previously separate businesses into a single unit, including product and service offerings, distribution and operational capabilities and business cultures; (3) general business disruption; (4) managing the integration process; (5) diversion of management’s attention from day-to-day operations, assumption of costs and liabilities of an acquired business, including unforeseen or contingent liabilities or liabilities in excess of the amounts estimated; (7) failure to realize anticipated benefits and synergies, such as cost savings and revenue enhancements; (8) potentially substantial costs and expenses associated with acquisitions and dispositions; (9) potential increases in compliance costs; (10) failure to retain and motivate key employees; and (11) difficulties in applying our internal control over financial reporting and disclosure controls and procedures to an acquired business. Any or all of these risks and uncertainties, individually or collectively, could have material adverse effect on our business, financial condition, cash flow or results of operations. We can offer no assurance that any such strategic opportunities will prove to be successful. Additionally, any new product or service offerings could require developmental investments or have higher cost structures than our current arrangements, which could reduce operating margins and require more working capital. Moreover, expansion into any new industry or channel could result in higher compliance costs as we may become subject to laws and regulations to which we are not currently subject.

From time to time, we are subject to claims for infringing, misappropriating or otherwise violating the intellectual property rights of others and will be subject to such claims in the future, which could have an adverse effect on our business and operations.

We cannot be certain that our products and services or those of third parties that we incorporate into our offerings do not and will not infringe the intellectual property rights of others. Many of our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we have. From time to time, we are subject to claims based on allegations of infringement, misappropriation or other violations of the intellectual property rights of others, including litigation brought by special purpose or so-called “non-practicing” entities that focus solely on extracting royalties and settlements by enforcing intellectual property rights and against whom our patents may therefore provide little or no deterrence or protection.

Regardless of their merits, intellectual property claims divert the attention of our personnel and are often time- consuming and expensive. In addition, to the extent claims against us are successful, we may have to pay substantial monetary damages or discontinue or modify certain products or services that are found to infringe another party’s rights or enter into licensing agreements with costly royalty payments. Defending against claims of infringement, misappropriation or other violations or being deemed to be infringing, misappropriating or otherwise violating the intellectual property rights of others could impair our ability to innovate, develop, distribute and sell our current and planned products and services.

Although third parties may offer a license to their technology or other intellectual property, the terms of any offered license may not be acceptable, and the failure to obtain a license or the costs associated with any license could cause our business, financial condition and results of operations to be materially and adversely affected. In addition, some licenses may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. If a third party does not offer us a license to its technology or other intellectual property on reasonable terms, or at all, we could be enjoined from continued use of such intellectual property. As a result, we may be required to develop alternative, non-infringing technology, which could require significant time (during which we could be unable to continue to offer our affected products, subscriptions or services), effort, and expense and may ultimately not be successful. Furthermore, a successful claimant could secure a judgment or we may agree to a settlement that prevents us from distributing certain products, providing certain subscriptions or performing certain services that requires us to pay substantial damages, royalties or other fees. Any of these events could harm our business, financial condition and results of operations.

Our inability to acquire necessary intellectual property or adequately protect our intellectual property could adversely affect our business and results of operation.

Our intellectual property, including our patents, trademarks, copyrights, trade secrets and other proprietary rights, constitutes a significant part of our value. Our success depends, in part, on our ability to protect our proprietary technology, brands and other intellectual property against dilution, infringement, misappropriation and competitive pressure by defending our intellectual property rights. To protect our intellectual property rights, we rely on a combination of patent, trademark, copyright and trade secret laws and a combination of confidentiality procedures, contractual provisions and other methods, all of which offer only limited protection. In addition, we make efforts to acquire rights to intellectual property necessary for our operations. However, there can be no assurance that these measures will be successful in any given case, particularly in those countries where the laws do not protect our proprietary rights as rigorously.

We own a portfolio of issued patents that relate to our security product and services utilized in our business. We may file additional patent applications in the future. The process of obtaining patent protection is expensive and time- consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner all the way through to the successful issuance of a patent. We may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions. In addition, issuance of a patent does not guarantee that we have an absolute right to practice the patented invention.

If we fail to acquire the necessary intellectual property rights or adequately protect or assert our intellectual property rights, competitors may dilute our brands or manufacture and market similar products and services or convert our customers, which could adversely affect our market share and results of operations. We may not receive patents or trademarks for all our pending patent and trademark applications, and existing or future patents or licenses may not provide competitive advantages for our products and services. Furthermore, it is possible that our patent applications may not issue as granted patents, that the scope of our issued patents will be insufficient or not have the coverage originally sought, or that our issued patents will not provide us with any competitive advantages. Our competitors may challenge, invalidate or avoid the application of our existing or future intellectual property rights that we obtain or license. In addition, patent rights may not prevent our competitors from developing, using or selling products or services that are similar to or address the same market as our products and services. The loss of protection for our intellectual property rights could reduce the market value of our brands and our products and services, reduce new customers originations or upgrade sales to existing customers, lower our profits, and could have a material adverse effect on our business, financial condition, cash flows or results of operations.

Our policy is to require our employees that were hired to develop material intellectual property included in our products to execute written agreements in which they assign to us their rights in potential inventions and other intellectual property created within the scope of their employment (or, with respect to consultants and service providers, their engagement to develop such intellectual property), but we cannot assure you that we have adequately protected our rights in every such agreement or that we have executed an agreement with every such party. Finally, in order to benefit from the protection of patents and other intellectual property rights, we must monitor and detect infringement, misappropriation or other violations of our intellectual property rights and pursue infringement, misappropriation or other claims in certain circumstances in relevant jurisdictions, all of which are costly and time- consuming. As a result, we may not be able to obtain adequate protection or to effectively enforce our issued patents or other intellectual property rights.

In addition to patents and registered trademarks, we rely on trade secret rights, copyrights and other rights to protect our unpatented proprietary intellectual property and technology. Despite our efforts to protect our proprietary technologies and our intellectual property rights, unauthorized parties, including our employees, consultants, or service providers, may attempt to copy aspects of our products or obtain and use our trade secrets or other confidential information. We generally enter into confidentiality agreements with our employees and third parties that have access to our material confidential information, and generally limits access to and distribution of our proprietary information and proprietary technology through certain procedural safeguards. These agreements may not effectively prevent unauthorized use or disclosure of our intellectual property or technology, could be breached or otherwise may not provide meaningful protection for our trade secrets and know-how related to the design, manufacture or operation of our products and may not provide an adequate remedy in the event of unauthorized use or disclosure. We cannot assure you that the steps taken by us will prevent misappropriation of our intellectual property or technology or infringement of our intellectual property rights. Competitors may independently develop technologies or products that are substantially equivalent or superior to our solutions or that inappropriately incorporate our proprietary technology into their products or they may hire our former employees who may misappropriate our proprietary technology or misuse our confidential information. In addition, if we expand the geography of our service offerings, the laws of some foreign countries where we may do business in the future do not protect intellectual property rights and technology to the same extent as the laws of Singapore, and these countries may not enforce these laws as diligently as government agencies and private parties in Singapore.

From time to time, legal action by us may be necessary to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the intellectual property rights of others or to defend against claims of infringement, misappropriation or invalidity. Such litigation could result in substantial costs and diversion of resources and could negatively affect our business, operating results and financial condition. If we are unable to protect our intellectual property and technology, we may find ourselves at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create the innovative products that have enabled us to be successful to date.

Unauthorized use of our brand names by third parties, and the expenses incurred in developing and preserving the value of our brand names, may materially adversely affect our business.

Our brand names are critical to our success. Unauthorized use of our brand names by third parties may materially adversely affect our business and reputation, including the perceived quality and reliability of our products and services. We rely on patents, trademark law, company brand name protection policies, and agreements with our employees, customers, business partners, and others to protect the value of our brand names. Despite our precautions, we cannot provide assurance that those procedures are sufficiently effective to protect against unauthorized third-party use of our brand names. Third parties may use our brand names to engage in fraudulent activities, including unauthorized telemarketing conducted in our names to induce our existing customers to switch to competing service providers, lead generation activities for competitors, and obtaining personally identifiable or personal financial information. Third parties sometimes use our names and trademarks, or other confusingly similar variations thereof, in other contexts that may impact our brands. We may not be successful in detecting, investigating, preventing, or prosecuting all unauthorized third-party use of our brand names. Future litigation with respect to such unauthorized use could also result in substantial costs and diversion of our resources. These factors could materially adversely affect our reputation, business, financial condition, results of operations, and cash flows.

We may be subject to class action and other lawsuits which may harm our business and results of operations.

We may be subject to litigation involving alleged violations of privacy, consumer protection laws, employment laws, or other matters. In addition, if we successfully launch our initial public offering, we may in the future be subject to securities litigation that may be lengthy and may result in substantial costs and a diversion of management’s attention and resources. Results cannot be predicted with certainty, and an adverse outcome in such litigation could result in monetary damages or injunctive relief that could materially adversely affect our business, financial condition, results of operations, and cash flows.

In addition, we are currently and may in the future become subject to legal proceedings and commercial or contractual disputes other than class actions. These are typically claims that arise in the normal course of business including, without limitation, commercial general liability claims, automobile liability claims, contractual disputes, worker’s compensation claims, labor law and employment claims, personal injuries, property damage, and claims that we infringed on the intellectual property of others. There is a possibility that such claims may have a material adverse effect on our business, financial condition, results of operations, and cash flows that is greater than we anticipate and/or negatively affect our reputation.

Our prior growth rates in revenues and other operating and financial results should not be considered indicative of our future performance.

Prior growth rates in revenues and other operating and financial results should not be considered indicative of our future performance. Revenue for the years ended December 31, 2023 and 2022 was $10,655,993 and $5,006,345, respectively, representing an increase of 113%. For the fiscal years ended December 31, 2023, and 2022, we incurred a net profit/(loss) of $994,194 and $(803,980), respectively. Our future performance and operating results depend on, among other things: (1) our ability to renew and/or upgrade contracts with existing customers and maintain customers satisfaction with existing customers; (2) our ability to generate new customers; (3) our ability to increase the density of our customers base for existing service locations or continue to expand into new geographic markets; (4) our ability to successfully develop and market new and innovative products and services; (5) the level of product, service and price competition; (6) the degree of saturation in, and our ability to further penetrate, existing markets; (7) our ability to manage growth, revenues, origination or acquisition costs of new customers and attrition rates, the cost of servicing our existing customers and general and administrative costs; and (8) our ability to attract, train and retain qualified employees. If our future operating and financial results suffer as a result of any of the other reasons mentioned above, or any other reasons, there could be a material adverse effect on our business, financial condition, cash flows or results of operations.

The security of our information and technology networks is critical to the safety of our customers and success of our business, and failure to maintain the security of our information and technology networks could damage our brand reputation and adversely affect our business.

We rely on information technology networks and systems, including the internet, to monitor and maintain security of the properties that we serve. If we experience disruption or if there are security breaches of our information and technology networks, we may be unable to detect irregularities and emergencies that could occur on the properties we have contracted to protect. Such failure could expose us to substantial economic and legal liability. In addition, we also process, transmit and store electronic information and, in the normal course of our business, we collect and retain certain information pertaining to our distributors, customers, partners and employees, including personal information.

If security breaches in connection with the delivery of our solutions allow unauthorized third parties to access any of this data or obtain control of our systems, our reputation, business, financial condition, cash flows and results of operations could be harmed.

The legal, regulatory and contractual environment surrounding information security, privacy and credit card fraud is constantly evolving and companies that collect and retain such information are under increasing attack by cyber- criminals around the world. Further, as the regulatory focus on privacy issues continues to increase and worldwide laws and regulations concerning the protection of data and personal information expand and become more complex, these potential risks to our business will intensify. A significant actual or potential theft, loss, fraudulent use or misuse of distributors, customers, employee or other personally identifiable data, whether by third parties or as a result of employee malfeasance or otherwise, non-compliance with our contractual or other legal obligations regarding such data or a violation of our privacy and security policies with respect to such data could result in loss of confidential information, damage to our reputation, early termination of our business relationships, litigation, regulatory investigations or actions and other liabilities or actions against us, including significant fines by governmental authorities, and private claims by companies and individuals for violation of data privacy and security regulations.

In addition, cyber-attacks from computer hackers and cyber criminals and other malicious internet-based activity continue to increase generally, and perpetrators of cyber-attacks may be able to develop and deploy viruses, worms, ransomware, malware, DNS attacks, wireless network attacks, attacks on our cloud networks, phishing attempts, social engineering attempts, distributed denial of service attacks and other advanced persistent threats or malicious software programs that attack our products and services, our networks and network endpoints or otherwise exploit any security vulnerabilities of our products, services and networks. Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures. We cannot be certain that advances in cyber-capabilities or other developments will not compromise or breach the technology protecting the networks that access our platforms and solutions, and we can make no assurance that we will be able to detect, prevent, timely and adequately address or mitigate the negative effects of cyber-attacks or other security breaches. If any one of these risks materializes, our business, financial condition, cash flows or results of operations could be materially and adversely affected.

We must successfully upgrade and maintain our information technology systems.

We rely on various information technology systems to manage our operations. As necessary, we implement modifications and upgrades to these systems, and replace certain of our legacy systems with successor systems with new functionality. There are inherent costs and risks associated with modifying or changing these systems and implementing new systems, including potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time and other risks and costs of delays or difficulties in transitioning to new systems or of integrating new systems into our current systems. While management seeks to identify and remediate issues, we can provide no assurance that our identification and remediation efforts will be successful or that we will not encounter additional issues as we complete the implementation of these and other systems. In addition, our information technology system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. The implementation of new information technology systems may also cause disruptions in our business operations and have an adverse effect on our business, cash flows and operations.

We rely on third-party providers of telecommunication technologies and services for our monitoring operations.

Our monitoring services depend upon third-party cellular and other telecommunications providers to communicate signals to and from our customers in a timely, cost-efficient and consistent manner. The failure of one or more of these providers to transmit and communicate signals in a timely manner could affect our ability to provide services to our customers. There can be no assurance that third-party telecommunications providers and signal processing centers will continue to transmit and communicate signals to or from our third-party providers and the monitoring stations without disruption. Any such disruption, particularly one of a prolonged duration, could have a material adverse effect on our business. In addition, failure to renew contracts with existing providers or to contract with other providers on commercially acceptable terms or at all may adversely impact our business.

We rely on certain third-party providers of licensed software and services integral to the operations of our business.

Certain aspects of the operation of our business depend on third-party software and service providers. We rely on certain software technology that we license from third parties and use in our products and services to perform key functions and provide critical functionality. With regard to licensed software technology, we are, to a certain extent, dependent upon the ability of third parties to maintain, enhance or develop their software and services on a timely and cost-effective basis, to meet industry technological standards and innovations to deliver software and services that are free of defects or security vulnerabilities, and to ensure their software and services are free from disruptions or interruptions. Further, these third-party services and software licenses may not always be available to us on commercially reasonable terms or at all. If our agreements with third-party software or services vendors are not renewed or the third-party software or services become obsolete, fail to function properly, are incompatible with future versions of our products or services, are defective or otherwise fail to address our needs, there is no assurance that we would be able to replace the functionality provided by the third-party software or services with software or services from alternative providers. Any of these factors could have a material adverse effect on our financial condition, cash flows or results of operations.

The loss or changes to our senior management could disrupt our business.

Competition for senior management talent having security experience has increased. Factors that impact our ability to attract and retain senior management include compensation and benefits and our successful reputation as a top provider in these industries. Our success partly depends on our senior management and key employees’ ability to effectively implement our business strategies and to continue to identify and grow talent through our annual strategic talent planning process. In addition, the success of each of our segments depends on a highly qualified leader with relevant industry and operational experience, as well as its entire management team. The unexpected loss of any member of our senior management team and the related loss of their knowledge of products, offerings, and industry experience, and the difficulty of quickly finding qualified senior management talent to replace any such loss, could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We may be adversely affected by global economic and political instability.

As we seek to continue to expand our business, our overall performance will depend in part on worldwide economic and geopolitical conditions. Economies domestically and internationally have been affected from time to time by falling demand for a variety of goods and services, restricted credit, poor liquidity, reduced corporate profitability, employment pressures in services sectors, volatility in credit, equity and foreign exchange markets, bankruptcies and outbreaks of variants of COVID-19, as well as war between Russia and Ukraine, conflict between Israel and Gaza, terrorist activity, political or social unrest, civil strife and other geopolitical uncertainty, and the resulting impact on business continuity and travel, supply chain disruptions, inflation, security issues, and overall uncertainty with respect to the economy, including with respect to tariff and trade issues. To the extent that inflationary pressures and other global factors lead to an economic recession, demand for our solutions, our business and financial condition could be negatively impacted.

On February 24, 2022, Russian military forces invaded Ukraine, and continued conflict and disruption in the region is likely. Although the length, impact and outcome of the ongoing military conflict in Ukraine is highly unpredictable, this conflict could lead to significant market and other disruptions, including significant volatility in commodity prices and supply of energy resources, instability in financial markets, supply chain interruptions, political and social instability, changes in consumer or purchaser preferences as well as an increase in cyberattacks and espionage.

On October 7, 2023, the Palestinian Sunni Islamist group Hamas (a U.S.-designated foreign terrorist organization, or FTO) led surprise attacks against Israel from the Gaza Strip by land, sea, and air. The assault came on a Jewish holiday, 50 years after the Egypt-Syria surprise attack that sparked the 1973 Yom Kippur War. The attacks’ scope and lethality against Israel have no precedent in the 16 years Hamas has controlled Gaza, and the nature of the violence stunned Israelis. Since the attack, Israel’s Prime Minister Benjamin Netanyahu has declared war against Hamas. Israel has initiated air strikes and reportedly localized raids, but the questions of whether it will launch a ground assault, and, if it does, how extensive such a ground assault might be, loom large. The Israel Defense Forces has said it plans a wide- ranging offensive against Hamas, including coordinated attacks by land, air, and sea.

We are actively monitoring the Russia-Ukraine and Israel-Gaza situations and assessing their impact on our business, but to date have not experienced any material impact. We have no way to predict the progress or outcome of the conflict in these afflicted countries, and any resulting government reactions, are rapidly developing and beyond our control. The extent and duration of the military action, sanctions and resulting market disruptions could be significant and could potentially have a substantial impact on the global economy and our business for an unknown period of time. As the adverse effects of this conflict continue to develop and potentially spread, both in Europe and Middle East and through the rest of the world, our customers, and customer behavior, may be negatively impacted, which could negatively affect sales and sales cycles and overall demand for our products and services. Further or prolonged impacts on the global economy could also cause businesses to curtail business expenses, which could hinder our ability to attract new customers or result in a decrease in revenue. It is not possible to predict the ultimate broader consequences of those conflict and any of the abovementioned factors could have a material adverse effect on our business, financial condition and results of operations, particularly to the extent the conflict escalates to involve additional countries, further economic sanctions and wider military conflict. Any such disruptions could also magnify the impact of other risks described in this prospectus.

In addition, inflation rates globally have increased rapidly in the past several years, which may result in decreased demand for our products and services, increases in our operating costs including our labor costs, constrained credit and liquidity, and volatility in financial markets. There continues to be uncertainty in the changing market and economic conditions, including the possibility of additional measures that could be taken by central banks and other government agencies. All of the abovementioned factors could have an adverse impact on our financial results.

The outbreak of the COVID-19 pandemic has and may continue to adversely affect the Company’s business and results of operations.

The rapid and continued spread of COVID-19, and the measures taken to slow its spread, have adversely affected the Company’s business and financial results. On May 5, 2023, the WHO ended the emergency status for COVID-19. However, COVID-19 is still a significant public health problem and may continue to challenge health systems worldwide in the long term. The COVID-19 pandemic negatively impacted our company’s business. During the pandemic, the demand for our services changed significantly. We experienced a decrease in the demand for our niche technology-integrated services, while more customers sought traditional security guards. Currently, COVID-19 no longer poses a threat to our business, and we have adapted our technology to meet the needs that arose during the pandemic.

Despite the Company’s efforts to manage these impacts and the positive growth in our revenue, due to the evolving situation with COVID-19, the effect on the Company’s operational and financial performance will depend on future developments, all of which are uncertain and difficult to predict and in the future may have material adverse effects on the Company’s business, financial condition, results of operations, liquidity and cash flows. Such developments may include, but are not limited to, the spread and future resurgences of the virus, the severity and duration of the outbreak and the severity and duration of the resulting impact on the economy. Even after the COVID-19 pandemic has subsided, we may experience impacts on the Company’s business as a result of any economic recession, downturn or volatility that has occurred or may occur in the future. The COVID-19 pandemic may also have the effect of heightening many of the other risks described below, including those related to ability to service indebtedness and share price fluctuation.

Risks Relating to Regulatory Compliance

Increasing legislative and regulatory initiatives on cybersecurity and data privacy regulations could adversely impact our business and financial results.

During our operations, we gather, process, transmit and store sensitive information, including personal, payment, credit and other confidential and private information. We may use some of this information for operational and marketing purposes while operating our business.

As we plan to enter North America, Malaysia and Australia markets, our collection, retention, transfer and use of this information will be governed by Singaporean and foreign laws and regulations relating to privacy, data protection and information security, industry standards and protocols, or it may be asserted that such industry standards or protocols apply to us. The regulatory framework for privacy and information security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. For example, in the United States, federal and various state and provincial governmental bodies and agencies have adopted or are considering adopting laws and regulations limiting, or laws and regulations regarding the collection, distribution, use, disclosure, storage, and security of certain categories of information. These new laws and regulations may also impact the way we design and develop new technology solutions. Some of these requirements include obligations of companies to notify individuals of security breaches involving particular personal information, which could result from exploitation of a vulnerability in our systems or services or breaches experienced by our service providers and/or partners. For example, in the State of California, the California Consumer Privacy Act (“CCPA”) provides for enhanced consumer protections for California residents, a private right of action for data breaches of certain personal information and statutory fines and damages for such data breaches or other CCPA violations, as well as a requirement of “reasonable” cybersecurity. In addition, in November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020, which amends and expands the CCPA with additional data privacy compliance requirements and establishes a regulatory agency dedicated to enforcing those requirements. We are also subject to state and federal laws and regulations regarding telemarketing and other telephonic communications and state and federal laws regarding unsolicited commercial emails, as well as regulations relating to automated telemarketing calls, texts or SMS messages.

Many jurisdictions have established their own data security and privacy legal and regulatory frameworks with which we must comply to the extent our operations expand into these geographies or the laws and regulations in these frameworks otherwise may be interpreted to apply to us. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of data that identifies or may be used to identify or locate an individual, such as names, email addresses and, in some jurisdictions, internet protocol addresses. We are also bound by contractual requirements relating to privacy, data protection and information security, and may agree to additional contractual requirements addressing these matters from time to time.

Our compliance with these various requirements increases our operating costs, and additional laws, regulations, standards or protocols (or new interpretations of existing laws, regulations, standards or protocols) in these areas may further increase our operating costs, require us to take on additional privacy and data security related obligations in our contracts and adversely affect our ability to effectively market our products and services. In view of new or modified legal obligations relating to privacy, data protection or information security, or any changes in their interpretation, we may find it necessary or desirable to fundamentally change our business activities and practices or to expend significant resources to modify our products and services and otherwise adapt to these changes. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new services and features could be limited.

Further, our failure or perceived failure to comply with any of these laws, regulations, standards, protocols or other obligations could result in a loss of customer data, fines, sanctions and other liabilities and additional restrictions on our collection, transfer or use of customer data. In addition, our failure to comply with any of these laws, regulations, standards, protocols or other obligations could result in a material adverse effect on our reputation, customer attrition, new customer origination, financial condition, cash flows or results of operations.

As we expand globally, we will be subject to more regulation by various governmental agencies.

Our expansion plan includes entering the security service markets in North America, Malaysia, Australia, and more. As we expand our business into other countries, we will be subject to regulation by various federal, state, local and foreign governmental agencies, including, but not limited to, Personal Data Protection Act 2012 (PDPA), Infocomm Media Development Authority (IMDA), Regulations on Labor, Road Traffic Act 1961 and Workplace Safety and Health Act 2006.

Apart from the Private Security Industry Act 2007 and its subsidiary legislation, our business operations are not subject to any special legislation or regulatory controls other than those generally applicable to companies and businesses incorporated and/or operating in Singapore.

Changes in laws that apply to us could result in increased regulatory requirements and compliance costs which could harm our business, financial condition, cash flows and results of operations. In certain jurisdictions, regulatory requirements may be more stringent than in Singapore. Noncompliance with applicable regulations or requirements could subject us to whistleblower complaints, investigations, sanctions, settlements, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties or injunctions, suspension or debarment from contracting with certain governments or other customers, the loss of export privileges, multi- jurisdictional liability, reputational harm, and other collateral consequences. If any governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition, cash flows and results of operations could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and an increase in defense costs and other professional fees.

Risks Relating to This Offering and Ownership of Our Class A Ordinary Shares

Our dual class voting structure has the effect of concentrating the voting control to holders of our Class B Ordinary Shares, which will limit or preclude your ability to influence corporate matters, and your interests may conflict with the interests of these shareholders. It may also adversely affect the trading market for our Class A Ordinary Shares due to exclusion from certain stock market indices and depress the trading price of our Class A Ordinary Shares.

We adopted a dual class voting structure such that our ordinary shares consist of Class A Ordinary Shares and Class B Ordinary Shares. Class B Ordinary Shares are entitled to 100 votes per share on proposals requiring or requesting shareholder approval, and Class A Ordinary Shares are entitled to one vote on any such matter. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Other than as to voting and conversion rights, Class B Ordinary Shares and Class A Ordinary Shares have the same rights and rank pari passu with one another, including the rights to dividends and other capital distribution. In this offering, we are offering Class A Ordinary Shares.

Following this offering, taking into consideration the Class A Ordinary Shares expected to be offered hereby, even if 100% of such shares are sold, Swee Kheng Chua will retain controlling voting power in the Company based on having approximately 97.57% of the combined voting power of our outstanding ordinary shares. Because of the one hundred- to-one voting ratio between our Class B and Class A Ordinary Shares, our founders, some of whom are also some of our officers and directors, will have the ability to control the outcome of most matters requiring shareholder approval, including:

●	the election of our Board and, through our Board, decision making with respect to our business direction and policies, including the appointment and removal of our officers;

●	mergers, de-mergers and other significant corporate transactions;

●	changes to our constitution; and

●	our capital structure.

This voting control and influence may discourage transactions involving a change of control of the Company, including transactions in which you, as a holder of our Class A Ordinary Shares, might otherwise receive a premium for your shares.

S&P Dow Jones and FTSE Russell have implemented changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, namely, to exclude companies with multiple classes of ordinary shares from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may prevent the inclusion of the Class A Ordinary Shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A Ordinary Shares. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the Class A Ordinary Shares. As a result, the market price of our Class A Ordinary Shares could be materially adversely affected.

There was no public market for our Class A Ordinary Shares prior to this offering, and if an active trading market does not develop, you may not be able to resell our at or above the price you paid, or at all.

Prior to this initial public Offering, there has been no public market for our Class A Ordinary Shares. We expect to apply for our Class A Ordinary Shares to be listed on the Nasdaq Capital Market. There is no guarantee that our application will be approved by the Nasdaq Capital Market. If an active trading market for our Class A Ordinary Shares does not develop after this Offering, the market price and liquidity of our Class A Ordinary Shares will be materially adversely affected. You may not be able to sell any Class A Ordinary Shares that you purchase at or above the public offering price. Accordingly, investors should be prepared to face a complete loss of their investment.

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud, which may affect the market for and price of our Class A Ordinary Shares.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting. Prior to filing the registration statement of which this prospectus is a part, we were a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. In connection with the audits of our consolidated financial statements as of December 31, 2022, we and our independent registered public accounting firms identified certain material weaknesses in our internal control over financial reporting PCAOB of the United States. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We intend to implement measures designed to improve our internal control over financial reporting to address the underlying causes of these material weaknesses, including i) hiring more qualified staff to fill up the key roles in the operations; ii) setting up a financial and system control framework with formal documentation of polices and controls in place; and iii) appointing independent directors, establishing an audit committee and strengthening corporate governance.

We will be subject to the requirement that we maintain internal controls and that management perform periodic evaluation of the effectiveness of the internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, our business, our financial condition, results of operations and prospects, as well as the market for and trading price of our Class A Ordinary Shares, may be materially and adversely affected if we do not have effective internal controls. Before this offering, we were a private company with limited resources. As a result, we may not discover any problems in a timely manner and current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Class A Ordinary Shares. The absence of internal controls over financial reporting may inhibit investors from purchasing our Class A Ordinary Shares and may make it more difficult for us to raise funds in a debt or equity financing.

Nasdaq Capital Market may apply additional and more stringent criteria for our initial and continued listing because our insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities may meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including, but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities, and Nasdaq had concerns that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our initial public offering will be relatively small. We estimate that there should not be more than 1% of the total issued capital in public hands after the listing. The insiders of our Company will still hold a large portion of the Company’s listed securities following the consummation of the Offering. Therefore, we may be subject to the additional and more stringent criteria of Nasdaq for our initial and continued listing, which might cause delay or even denial of our listing application.

As a controlled company, we are not subject to all of the corporate governance rules of the Nasdaq Capital Market.

The “controlled company” exception to the rules of the Nasdaq Capital Market provides that a company of which more than 50% of the voting power is held by an individual, group or another company, a “controlled company,” need not comply with certain requirements of the Nasdaq Capital Market corporate governance rules. As of the date of this prospectus, Swee Kheng Chua, the Chief Executive Officer and a director of the Company, beneficially owned an aggregate of 20,392,590 Class B Ordinary Shares (including 18,000,000 Class B Ordinary Shares owned directly by Swee Kheng Chua; 377,775 Class B Ordinary Shares beneficially owned by Ping Ping Lim, Swee Kheng Chua’s spouse; 14,815 Class B Ordinary Shares beneficially owned by Jia Wei Chua, Swee Kheng Chua’s son, as they live in the same household; and 2,000,000 Class B Ordinary Shares beneficially owned by Weilekai Investments Pte Ltd.), which represents approximately 97.62% of the voting power of our outstanding ordinary shares. Following this offering, Mr. Chua will control approximately 97.57% of the voting power of our outstanding ordinary shares if all the Class A Ordinary Shares being offered are sold (or 97.56% of our outstanding voting power if the underwriters’ option to purchase additional shares is exercised in full). If we obtain listing on the Nasdaq Capital Market, we will be a “controlled company” within the meaning of the corporate governance rules of the Nasdaq Capital Market. Controlled companies are exempt from the corporate governance rules of the Nasdaq Capital Market requiring that listed companies have (i) a majority of the board of directors consist of “independent” directors under the listing standards of the Nasdaq Capital Market, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the requirements of the Nasdaq Capital Market, and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of the Nasdaq Capital Market. We currently utilize and presently intend to continue to utilize these exemptions. As a result, we may not have a majority of independent directors, our nomination and corporate governance committee and compensation committee may not consist entirely of independent directors and such committees may not be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Capital Market. See “Management.”

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Ordinary Shares to drop significantly, even if our business is doing well.

Sales of a substantial number of our Class A Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Ordinary Shares. After this offering, we will have 1,250,000 Class A Ordinary Shares outstanding based on the number of shares outstanding as of the date of this prospectus. These Class A Ordinary Shares to be sold in this offering, will be freely tradable, without restriction, in the public market immediately following this offering. All remaining shares are currently restricted as a result of securities laws or lock-up arrangements but will be able to be sold after the offering as described in the “Shares Eligible for Future Sale” section of this prospectus.

The initial public offering price for our Class A Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price does not bear any relationship to our earnings, book value or any other indicia of value. We cannot assure you that the market price of our Class A Ordinary Shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Class A Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

You will experience immediate and substantial dilution in the net tangible book value of the Class A Ordinary Shares purchased.

The initial public offering price of our Class A Ordinary Shares is substantially higher than the (pro forma) net tangible book value per share of our Class A Ordinary Shares. Consequently, when you purchase our Class A Ordinary Shares in the Offering and upon completion of the Offering, you will incur immediate dilution of $3.68 per share, assuming an estimated initial public offering price of $4.00. In addition, you may experience further dilution to the extent that additional Class A Ordinary Shares are issued upon exercise of outstanding options we may grant from time to time.

The market price of our Class A Ordinary Shares may be volatile and may trade at prices below the initial public offering price.

The stock market in general, and the market for equities of new public companies in particular, have been highly volatile. As a result, the market price of our Class A Ordinary Shares is likely to be similarly volatile, and investors in our Class A Ordinary Shares may experience a decrease, which could be substantial, in the value of their Class A Ordinary Shares, including decreases unrelated to our operating performance or prospects, or a complete loss of their investment. The price of our Class A Ordinary Shares could be subject to significant fluctuations in response to a number of factors, including those listed elsewhere in this “Risk Factors” section and others such as:

●	variations in our operating performance and the performance of our competitors;

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	changes in our revenues or earnings estimates or recommendations by securities analysts;

●	publication of research reports by securities analysts about us or our competitors in our industry;

●	failure of securities analysts to initiate or maintain coverage of us, changes in ratings and financial estimates and the publication of other news by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

●	additions or departures of key personnel;

●	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures,strategic investments or changes in business strategy;

●	announcement of technological innovations by us or our competitors;

●	the passage of legislation, changes in interpretations of laws or other regulatory events or developments affecting us;

●	speculation in the press or investment community;

●	changes in accounting principles;

●	terrorist acts, acts of war or periods of widespread civil unrest (including the Ukraine-Russia and Israel-Gaza conflicts);

●	health pandemics (including COVID-19);

●	changes in general market and economic conditions;

●	changes or trends in our industry;

●	investors’ perception of our prospects; and

●	adverse resolution of any new or pending litigation against us.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources and could also require us to make substantial payments to satisfy judgments or to settle or defend litigation.

Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Class A Ordinary Shares.

In addition to the risk factor “The market price of our Class A Ordinary Shares may be volatile and may trade at prices below the initial public offering price,” addressed above, our Class A Ordinary Shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run- ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Should our Class A Ordinary Shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our Class A Ordinary Shares. In addition, investors of shares of our Class A Ordinary Shares may experience losses, which may be material, if the price of our Class A Ordinary Shares declines after this offering or if such investors purchase shares of our Class A Ordinary Shares prior to any price decline.

We do not intend to pay dividends after listing our Class A Ordinary Shares on Nasdaq Capital Market.

We currently intend to retain all remaining funds and future earnings, if any, for the operations and expansion of the business of our operating subsidiaries and do not anticipate declaring or paying any further dividends after listing our Class A Ordinary Shares on Nasdaq Capital Market. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant and will be subject to the restrictions contained in any future financing instruments.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Class A Ordinary Shares, the price of our Class A Ordinary Shares and trading volume could decline.

The trading market for our Class A Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us. We do not have any control over these analysts. If one or more of the analysts who cover us downgrades us, the price of our Class A Ordinary Shares would likely decline. If one or more of these analysts ceases coverage of our Company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Class A Ordinary Shares and the trading volume to decline.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under British Virgin Islands law.

We are a company incorporated under the laws of the British Virgin Islands. Our corporate affairs are governed by our Memorandum and Articles, the BVI Act and the common law of the British Virgin Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under the British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary duties of our directors under the British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the British Virgin Islands. In addition, the British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Certain corporate governance practices in the British Virgin Islands, where our holding company was incorporated, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. We can rely on home country practice with respect to our corporate governance after we complete this offering. If we choose to follow the British Virgin Islands’ practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of the foregoing, public shareholders may have more difficulties in protecting their interests in the face of actions taken by our management, or members of our board of directors than they would as public shareholders of a company incorporated in the United States.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of NASDAQ Capital Market, our Class A Ordinary Shares may not be listed or may be delisted, which could negatively impact the price of our Class A Ordinary Shares and your ability to sell them.

We will seek to have our Class A Ordinary Shares approved for listing on the Nasdaq Capital Market upon consummation of this offering. We cannot assure you that we will be able to meet those initial listing requirements at that time. Even if our Class A Ordinary Shares are listed on the Nasdaq Capital Market, we cannot assure you that our Class A Ordinary Shares will continue to be listed on the Nasdaq Capital Market.

In addition, following this Offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of the Nasdaq Capital Market, including those regarding minimum shareholders’ equity, minimum share price and certain corporate governance requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our Class A Ordinary Shares could be subject to delisting.

If the Nasdaq Capital Market delists our Class A Ordinary Shares from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our Class A Ordinary Shares;

●	reduced liquidity with respect to our Class A Ordinary Shares;

●	a determination that our Ordinary Share is a “penny stock,” which will require brokers trading in our Ordinary Share to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Share;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

We will incur significant costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives. We may fail to comply with the rules that apply to public companies, including Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, which could result in sanctions or other penalties that could materially and adversely affect our business, financial condition, results of operations and prospects.

We will incur significant legal, accounting and other expenses as a public company, including costs resulting from public company reporting obligations under the Exchange Act and regulations regarding corporate governance practices. The listing requirements of the Nasdaq Capital Market, and the rules of the SEC require that we satisfy certain corporate governance requirements relating to director independence, filing annual and interim reports, stockholder meetings, approvals and voting, soliciting proxies, conflicts of interest and a code of conduct. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements. Moreover, the reporting requirements, rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. Any changes we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.

After this offering, we will be subject to Section 404 and the related rules of the SEC, which generally require our management and independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting. Beginning with the second annual report that we will be required to file with the SEC, Section 404 requires an annual management assessment of the effectiveness of our internal control over financial reporting. However, for so long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent registered public accounting firm on the effectiveness of our internal control over financial reporting.

During the course of our review and testing, we may identify deficiencies and be unable to remediate them before we must provide the required reports. In connection with the audits of our consolidated financial statements for the year ended December 31, 2022, we identified material weaknesses in our internal control over financial reporting as well as other control deficiencies for the above mentioned period. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. We intend to implement measures designed to improve our internal control over financial reporting to address the underlying causes of these material weaknesses. In addition, as a public company we will be required to file accurate and timely quarterly and annual reports with the SEC under the Exchange Act. In order to report our results of operations and financial statements on an accurate and timely basis, we will depend in part third parties to provide timely and accurate notice of their costs to us. Any failure to report our financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of our shares from the Nasdaq Capital Market or other adverse consequences that would materially and adversely affect our business, financial condition, results of operations and prospects.

We have broad discretion in the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We intend to the proceeds from this offering for resource development activities including, possibly, Regionally market development, Research & Development, Electric Vehicle fleet conversion and expansion, product development and general corporate purposes. However, our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate or other purposes with which you do not agree or that do not improve our profitability or increase our share price. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The net proceeds from this offering may also be placed in investments that do not produce income or that lose value. The failure by our management to apply these funds effectively could harm our business.

There can be no assurance that we will not be deemed a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Class A Ordinary Shares.

A non-U.S. corporation will be a PFIC for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of “passive” income; or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income, or the asset test. Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the Internal Revenue Service, or IRS, will agree with our conclusion or that the IRS would not successfully challenge our position. Fluctuations in the market price of our Class A Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our Class A Ordinary Shares. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we were to be or become a PFIC for any taxable year during which a U.S. holder holds our Class A Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. holder and such U.S. Holder may be subject to additional reporting requirements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or could be materially affected by changes in these estimates brought about by changes in the factors mentioned. The carrying amounts of the Group’s intangible assets are disclosed in Note 7 of the consolidated financial statements.

vi.	Fair value of financial instruments

The financial instruments of the Group such as receivables, borrowings and payables are carried at fair value. The management reviews periodically the degree of which fair value input of the financial instruments are observable to determine the fair value of the financial assets or liabilities. The fair value adopted by management is based on quoted price in active markets or unquoted price for identical assets or liabilities.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

Concorde International was incorporated in the British Virgin Islands on May 2, 2023. Our registered office in the British Virgin Islands is at Conyers Trust Company (BVI) Limited of Commerce House, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, British Virgin Islands VG1110. Our principal executive office is at 3 Ang Mo Kio Street 62, #01-49 LINK@AMK, Singapore 569139. Our telephone number at this location is +65 2960802. Our principal website address is https://concordesecurity.com. The information contained on our website does not form part of this prospectus.

Concorde International was incorporated to acquire and hold, indirectly, Concorde Security Pte Ltd (Singapore), Concorde Security Sdn Bhd (Malaysia), Concorde Security Limited (UK), Concorde Asia Pte Ltd (Singapore) and Berjaya Academy Pte Ltd (Singapore).

Concorde International Group Pte Ltd (Singapore) was incorporated on June 12, 2023. It is a holding company and a 100% owned subsidiary of Concorde International. Its registered office is at 3 Ang Mo Kio Street 62, #01-49 LINK@AMK, Singapore 569139.

Concorde Security Pte Ltd (Singapore) was incorporated on June 16, 2005. Concorde Security Pte Ltd’s main business is in the provision of man-guarding and i-Guarding services in Singapore. It has received numerous awards and recognition. Notably, it has received various grants from the Infocomm Media Development Authority of Singapore (IMDA).

Security Industry Transformation Map (ITM) Pilot Program 2018/2019 — Funding of SG$1.8M for building owners/security agencies to adopt IFS solutions.

Productivity Solutions Grant (PSG) 2021/2022 — IFS solutions is the only pre-approved IT solutions under PSG in the Go Business Singapore portal under the category of security surveillance.

Advanced Digital Solutions (ADS) 2022/2023 — An initiative under the SMEs Go Digital programme for building owners/facilities managing agencies to adopt IFS solutions enhanced further as a complete Smart Security Solutions.

On January1, 2019, Lek Seck Tin (“Lek Family”) invested US$1,000,000 in exchange for an equity stake of 1.48% of Concorde Security Pte Ltd (Singapore).

On November 27, 2018, Wolfgang Steuerle and Yogeshwari A/P Subramaniam (“Wolfgang”) invested US$500,000 in exchange for an equity stake of 0.74% of Concorde Security Pte Ltd (Singapore).

On July 29, 2005, Sharifah Noriati Binte Said Omar (“Sharifah”) was allocated 0.98% of Concorde Security Pte Ltd (Singapore) in lieu of services provided.

Concorde Security Sdn Bhd (Malaysia), Concorde Singapore’s 100% owned subsidiary, was incorporated in Malaysia on January 13, 2015. It is currently at a development stage.

Concorde Security Limited (UK), Concorde Singapore’s 100% owned subsidiary, was incorporated in the United Kingdom on December 23, 2016. It is currently in a development stage.

Concorde Asia Pte Ltd, Concorde Singapore’s 70% indirectly owned subsidiary, was incorporated in Singapore on October 8, 2013.

Berjaya Academy Pte Ltd, Concorde Singapore’s 70% indirectly owned subsidiary, was formed in Singapore on March 6, 2020.

Concorde i-FAST USA Inc.(Texas), Concorde Singapore’s 100% owned subsidiary, was incorporated in State of Texas on April 25, 2024.

Group Reorganization

In connection with this offering, we have undertaken a reorganization of our corporate structure (the “Reorganization”) in the following steps:

●	On May 2, 2023, we incorporated Concorde International Group Ltd under the laws of the British Virgin Islands;

●	On June 12, 2023, we incorporated Concorde Singapore as a wholly owned subsidiary of Concorde International Group Ltd;

●	On July 31, 2023, Concorde Singapore acquired 100% of the equity interests in Concorde Security Limited from Concorde Group Pte Ltd.

●	On October 27, 2023, Concorde International Group Pte Ltd acquired 100% of the equity interests in Concorde Security Sdn Bhd from Swee Kheng Chua;

●	On November 1, 2023, Concorde International Group Pte Ltd acquired 96.81% of the equity interests in Concorde Security Pte Ltd from Swee Kheng Chua. Concorde Security Pte Ltd is a 96.81% subsidiary of Concorde International Group Pte Ltd;

●	On November 1, 2023, Concorde International Group Pte Ltd acquired 100% of the equity interests in Concorde Asia Pte Ltd from Swee Kheng Chua. On November 3, 2023, Weilekai Investment Pte Ltd acquired 30% of the equity interests in Concorde Asia Pte Ltd from Concorde International Group Pte Ltd. Consequently, Concorde Asia Pte Ltd is a 70% indirectly owned subsidiary of Concorde International Group Pte Ltd;

●	On November 1, 2023, Concorde International Group Pte Ltd acquired 100% of the equity interests in Berjaya Academy Pte Ltd from Sharifah Noriati Binte Said Omar. On November 8, 2023, Weilekai Investment Pte Ltd acquired 30% of the equity interests in Berjaya Academy Pte Ltd from Concorde International Group Pte Ltd. Consequently, Berjaya Academy Pte Ltd is a 70% indirectly owned subsidiary of Concorde International Group Pte Ltd. Consequently, Concorde International Group Ltd, through a restructuring which is accounted for as a reorganization of entities under common control, became the ultimate holding company of all the companies mentioned above.

Our Corporate Structure

The following diagram illustrates our corporate structure as of the date of this registration statement.

INDUSTRY

We operate within the security and facilities management industry. The markets that we address include residential communities, commercial, educational institutions, government organizations, shopping centers, healthcare centers and transportation hubs, and logistics centers.

We believe that the Singapore security and facilities market is large, growing and economically resilient. According to Mordor Intelligence (See https://www.mordorintelligence.com/industry-reports/singapore-facility-management- market), the Singapore security and facilities market is expected to grow from USD 1.01 billion in 2023 to USD 1.19 billion by 2028, representing a Compound Annual Growth Rate (CAGR) of approximately 1.99%.

The security and facilities management industry in Singapore is relatively fragmented. According to the Ministry of Home Affairs Singapore, there are currently more than 49,000 security officers and 250 security agencies in Singapore. With the heightened terrorism threat, increased demand for security services, and a slowing pace of workforce growth, the industry needs to undergo transformation to increase productivity and make job requirements less manpower intensive.

As a result, the Singapore government has developed the Security Industry transformation Map (“Security ITM”). The Security ITM seeks to develop a vibrant, technologically advanced and competitive security industry that delivers better security outcomes for Singapore and provides good jobs for Singaporeans. Led by the Ministry of Home Affairs, the Security ITM is a collective effort by industry associations, companies, unions, service buyers, security agencies and government agencies.

Shift from Headcount-based Model to Integrated Security Solutions

The Security ITM has identified four strategies to transform the industry and enable security companies to transition from merely supplying manpower to delivering integrated security solutions. The four strategies are: (i) supporting technology and innovation; (ii) promoting “best sourcing” of services, with Government taking the lead; (iii) aligning regulations with ITM objectives to improve standards; and (iv) improving skills to enable career progression.

Department	Number of Employees
Management	3
Finance and Accounting	3
Operations Management	5
Business Development	3
Technology & Engineering	6
Administrative	2
Security officers	75
Others	3
Total	100

Collaborations

S/No	Company/Organization	Summary of Collaboration
1	ST Engineering Synthesis Pte Ltd

Provision of technology solutions including security services for the Punggol Digital District as part of Singapore’s Smart Nation initiative, in which is a key project aimed at integrating digital technology and smart solutions to create a modern and connected urban environment.

2	Infocomm Media Development Authority	Funding grants from the Singapore government to support technological transformation of clients in Singapore.
3	Kyowa Security Guard & General Services Pte Ltd	Provision of I Guarding Services and Solutions to reduce the reliance of security manpower and enhance of security outcome.
4	Exploit Technologies Pte Ltd	Deployment and integration of network devices with the TV white space technology in Singapore.
5	Guardforce AI Singapore Pte Ltd	Distribution and technology integration of Guardforce AI’s robotics solutions in Singapore. Target market includes shopping centers, hotels, exhibition centers.

Legal Proceedings

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are currently not party to any material legal or arbitration proceedings, including those relating to bankruptcy, receivership or similar proceedings and those involving any third party, which may have, or have had in the recent past, significant effects on our financial position or profitability.

REGULATIONS OF OUR INDUSTRY

Our business operations are not subject to any special legislation or regulatory controls other than those generally applicable to companies and businesses incorporated and/or operating in Singapore.

Police Licensing and Regulatory Department (PLRD)

The Police Licensing and Regulatory Department (PLRD) of Singapore regulates sectors that pose risks to a safe, secure and orderly society under various regimes in support of Singapore’s Police Force’s mission to prevent, deter and detect crime. The PLRD is responsible for policy formulation, application processing and enforcement action across its licensing regimes. The private security industry falls under the PLRD’s licensing regime which is regulated by the Private Security Industry Act 2007 and its subsidiary legislation.

Personal Data Protection Act (PDPA)

Data Protection Obligations

The Personal Data Protection Act 2012 of Singapore (“PDPA”) establishes the Singapore regime for the protection of personal data, and governs the collection, use and disclosure of personal data by organizations. In this regard, “personal data” as defined under the PDPA refers to data, whether true or not, about an individual who can be identified from that data or other information to which the organization has or is likely to have access.

An organization is required to comply with, amongst other things, the following obligations prescribed by the PDPA:

(a)	Purpose limitation obligation — personal data must be collected, used or disclosed only for purposes that a reasonable person would consider appropriate in the circumstances, and if the individual concerned has been informed of the said purpose;

(b)	Notification obligation — individuals must be notified of the purposes for the collection, use or disclosure of their personal data, prior to such collection, use or disclosure;

(c)	Consent obligation — the consent of individuals must be obtained for any collection, use or disclosure of their personal data, unless exceptions apply. Additionally, an organization must allow the withdrawal of consent which has been given or is deemed to have been given;

(d)	Access and correction obligations — when requested by an individual and unless exceptions apply, an organization must: (i) provide that individual with access to his personal data in the possession or under the control of the organization and information about the ways in which his personal data may have been used or disclosed during the past year, and/or (ii) correct an error or omission in his personal data that is in the possession or under the control of the organization;

(e)	Accuracy obligation — an organization must make reasonable efforts to ensure that personal data collected by or on its behalf is accurate and complete if such data is likely to be used by the organization to make a decision affecting the individual to whom the personal data relates or if such data is likely to be disclosed to another organization;

(f)	Protection obligation — an organization must implement reasonable security arrangements for the protection of personal data in its possession or under its control;

(g)	Retention limitation obligation — an organization must not keep personal data for longer than it is necessary to fulfill; (i) the purposes for which it was collected, or (ii) a legal or business purpose;

(h)	Transfer limitation obligation — personal data must not be transferred out of Singapore except in accordance with the requirements prescribed under the PDPA; and

(i)	Openness obligation — an organization must implement the necessary policies and procedures in order to meet the obligations under the PDPA and shall make information about its policies and procedures available on request.

Organizations have mandatory obligations to assess data breaches they suffer, and to notify the Singapore Personal Data Protection Commission (“PDPC”) and the relevant individuals where the data breach is of a certain severity.

The PDPA creates various offenses in connection with the improper use of personal data, certain methods of collecting personal data and certain failures to comply with the requirements under the PDPA. These offenses may be applicable to organizations, their officers and/or their employees. Offenders are liable on conviction to fines and/or imprisonment. The PDPA empowers the PDPC with significant regulatory powers to ensure compliance with the PDPA, including powers to investigate, give directions and impose a financial penalty of up to S$1 million or 10% of the annual turnover in Singapore of the organization. In addition, the PDPA created a right of private action, pursuant to which the Singapore courts may grant damages, injunctions and relief by way of declaration, to persons who suffer loss or damages directly as a result of contraventions of certain requirements under the PDPA.

Infocomm Media Development Authority (IMDA)

The Infocomm Media Development Authority (IMDA) is a statutory board under the Singapore Ministry of Communications and Information (MCI). IMDA provides numerous programmes, policies and grants that cater to industries and communities. IMDA also protects consumers’ privacy through the Personal Data Protection Commission (PDPC).

Regulations on Labor

The Employment Act 1968 of Singapore (the “Employment Act”) generally extends to all employees, with the exception of certain groups of employees. It provides employees falling within its ambit protections such as minimum notice periods, maximum working hours, a maximum amount of deductions from wages, minimum holidays and rest days, maternity and childcare leave, paid childcare leave, sick leave, etc. The Employment Act also applies to employees who are foreigners so long as they fall within the definition of “employee” under the Employment Act. In addition, the employment of foreign manpower in Singapore is also governed by the Employment of Foreign Manpower Act 1990 of Singapore.

Aside from minimum benefits in respect of the aforesaid terms of employment in the Employment Act, employees in Singapore are entitled to contributions to the central provident fund by the employer as prescribed under the Central Provident Fund Act 1953 of Singapore. The specific contribution rate to be made by employers varies depending on whether the employee is a Singapore citizen or permanent resident and the age group and wage band of the employee. Generally, for employees who are Singapore citizens, 55 years old or below and that earn more S$750 a month, the employer’s contribution rate is 17% of the employee’s wages.

Road Traffic Act 1961

The Road Traffic Act 1961 in Singapore is a comprehensive piece of legislation that outlines the legal framework for road safety and regulation in the country. It covers various aspects of road traffic, including vehicle registration and licensing, traffic rules and regulations, the powers of traffic police, and the penalties for offenses related to road safety. The Act plays a crucial role in maintaining order on Singapore’s roadways, ensuring the safety of all road users, and facilitating the efficient functioning of the transportation system.

Workplace Safety and Health Act 2006

The Workplace Safety and Health Act covers the safety, health and welfare of persons at work in a workplace. It requires stakeholders to take reasonably practicable steps for the safety and health of workers and others affected by work.

A related legislation is the Work Injury Compensation Act 2019 which provides for the payment of compensation to employees for injury suffered arising out of and in the course of their employment and to regulate providers of insurance for liability.

MANAGEMENT

Dividends paid by a “qualified foreign corporation” are eligible for taxation for certain non-corporate U.S. Holders at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain requirements are met. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “— Passive Foreign Investment Company Consequences”), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends with regard to its particular circumstances.

A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on our Class A Ordinary Shares that are readily tradable on an established securities market in the United States.

Sale, Exchange or Other Disposition of our Class A Ordinary Shares

Subject to the discussion above under “— Passive Foreign Investment Company Consequences”, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of our Class A Ordinary Shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in our Class A Ordinary Shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for noncorporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other disposition, our Class A Ordinary Shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed as ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our Class A Ordinary Shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of our Class A Ordinary Shares. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in our Class A Ordinary Shares.

Information Reporting

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in our Class A Ordinary Shares, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). As described above under “Passive Foreign Investment Company Consequences”, each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than $100,000 for our Class A Ordinary Shares may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

U.S. Holders should consult their own tax advisors regarding the information reporting rules.

Certain Singapore Taxation Considerations

The following summary is not intended to be or to be regarded as tax advice to any investors, and investors should consult their own professional tax advisors regarding the Singapore tax matters.

Corporate Income Tax

A company is regarded as a tax resident in Singapore if the control and management of its business is exercised in Singapore. “Control and management” is defined as the making of decisions on strategic matters, such as those concerning the company’s policy and strategy. Generally, the location of a company’s board of directors’ meetings where strategic decisions are made determines where the control and management of that company is exercised. However, under certain scenarios, holding board meetings in Singapore may not be sufficient and other factors will be considered to determine if the control and management of the business is indeed exercised in Singapore.

A Singapore tax resident corporate taxpayer is subject to Singapore income tax on:

(a)	income accruing in or derived from Singapore; or

(b)	income derived from outside Singapore (i.e. foreign-sourced income) which is received or deemed received in Singapore, unless otherwise exempted. A non-Singapore tax resident corporate taxpayer is liable to Singapore income tax on income accruing in or derived from Singapore.

A non-Singapore tax resident corporate taxpayer is also liable to Singapore income tax on income derived from outside Singapore which is received or deemed to have been received in Singapore but generally only where such taxpayer is considered to be operating in or from Singapore.

Foreign-sourced income is deemed to be received in Singapore when it is:

(a)	remitted to, transmitted or brought into Singapore;

(b)	used to pay off any debt incurred in respect of a trade or business carried on in Singapore; or

(c)	used to purchase any movable property brought into Singapore.

Foreign-sourced income in the form of branch profits, dividends and service fee income (“specified foreign income”) received or deemed received in Singapore by a Singapore tax resident company are exempted from Singapore tax provided that the following qualifying conditions are met:

(a)	such income is subject to tax of a similar character to income tax (by whatever name called) under the law of the territory from which such income is received;

(b)	at the time such income is received in Singapore by the person resident in Singapore, the highest rate of tax of a similar character to income tax (by whatever name called) levied under the law of the territory from which such income is received on any gains or profits from any trade or business carried on by any company in that territory at that time is at least 15.0%; and

(c)	the Comptroller of Income Tax (the “Comptroller”) is satisfied that the tax exemption would be beneficial to the person resident in Singapore who is receiving or deemed to be receiving the specified foreign income.

The prevailing corporate income tax rate in Singapore is 17.0% with the first S$200,000 of chargeable income of a company being partially exempt from tax as follows:

(a)	75.0% of the first S$10,000 of chargeable income; and

(b)	50.0% of the next S$190,000 of chargeable income.

New companies will also, subject to certain conditions and exceptions, be eligible for tax exemption for each of the company’s first three (3) years of assessment as follows:

(a)	75.0% of the first S$100,000 of chargeable income; and

(b)	50.0% of the next S$100,000 of chargeable income.

The remaining chargeable income (after the tax exemption scheme for new companies or the partial tax exemption scheme for companies) will be fully taxable at the prevailing corporate tax rate. For the year of assessment 2024, companies will receive a 50% corporate income tax rebate capped at S$40,000. For companies which employed at least one local employee in 2023 will receive a cash payout of at least S$2,000. The maximum total benefits of the corporate income tax rebate and the cash payout that a company may receive is capped at S$40,000.

Dividend Distributions

All Singapore-tax resident companies are currently under the one-tier corporate tax system, or one-tier system.

Under the one-tier system, the income tax paid by a tax resident company is a final tax and its distributable profits can be distributed to shareholders as tax exempt (one-tier) dividends. Such dividends are tax exempt in the hands of a shareholder, regardless of the tax residence status, shareholding level or legal form of the shareholder.

Accordingly, dividends received in respect of the ordinary shares of a Singapore-tax resident company by either a resident or non-resident of Singapore are not subject to Singapore income tax (whether by withholding or otherwise).

Foreign shareholders are advised to consult their own tax advisers to take into account the tax laws of their respective countries of residence and the existence of any agreement for the avoidance of double taxation which their country of residence may have with Singapore.

Gains on Disposal of Shares

Singapore does not currently impose tax on capital gains. Gains arising from the disposal of the shares may be construed to be of an income nature and subject to Singapore income tax, especially if they arise from activities which may be regarded as the carrying on of a trade or business in Singapore. Such gains may also be considered income in nature, even if they do not arise from an activity in the ordinary course of trade or business or an ordinary incident of some other business activity, if the shares were purchased with the intention or purpose of making a profit by sale rather than holding for long-term investment purposes in Singapore. Conversely, gains from disposition of the shares in Singapore, if considered as capital gains rather than income by the Inland Revenue Authority of Singapore (“IRAS”), are not taxable in Singapore.

There are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. The characterization of gains arising from the sale of our shares will depend primarily on the facts and circumstances (commonly referred to as the “badges of trade”) of each shareholder.

Subject to specified exceptions, Section 13W of the Income Tax Act 1947 (“SITA”) provides for certainty on the non- taxability of gains derived by a corporate taxpayer from the disposal of ordinary shares during the period from June 1, 2012 to December 31, 2027 (both dates inclusive) where:

●	the divesting company had legally and beneficially held a minimum shareholding of 20% of the ordinary shares of the company whose shares are being disposed; and

●	the divesting company had maintained the minimum 20% shareholding for a continuous period of at least 24 months immediately prior to the disposal.

The exemption prescribed under Section 13W of the SITA is not applicable under the following scenarios:

(a)	the disposal(s) of shares the gains or profits of which are included as part of the income of an insurer company;

(b)	the disposal of shares before 1 June 2022 in a company that is:

(i)	is in the business of trading Singapore immovable properties; or

(ii)	principally carries on the activity of holding Singapore immovable properties, other than property development, where the shares are not listed on a stock exchange in Singapore or elsewhere;

(c)	the disposal of shares on or after 1 June 2022 not listed on a stock exchange in Singapore or elsewhere, being shares in a company that the Comptroller is satisfied:

(i)	is in the business of trading immovable properties situated whether in Singapore or elsewhere;

(ii)	principally carries on the activity of holding immovable properties situated whether in Singapore or elsewhere; or

(iii)	has undertaken property development on Singapore or elsewhere, except where:

(A)

the immovable property developed is used by the company to carry on its trade or business (including the business of letting immovable properties), not being a business mentioned in sub-paragraph (i); and

(B)	the company did not undertake any property development in Singapore or elsewhere for a period of at least 60 consecutive months before the disposal of shares; or

(d)	the disposal(s) of shares by a partnership, limited partnership and limited liability partnership one or more of the partners of which is a company or are companies.

Shareholders who apply, or who are required to apply, the Singapore Financial Reporting Standard 39 — Financial Instruments: Recognition and Measurement, or SFRS(I) 1-39; the Singapore Financial Reporting Standard 109 — Financial Instruments, or FRS 109; or the Singapore Financial Reporting Standard (International) 9 — Financial Instruments, or SFRS(I) 9, may for the purposes of Singapore income tax be required to recognize gains or losses in respect of financial instruments (not being gains or losses in the nature of capital) in accordance with SFRS(I) 1-39, FRS 109 or SFRS(I) 9 (as the case may be) (as modified by the applicable provisions of Singapore income tax law) even where no sale or disposal of the shares is made.

Shareholders who may be subject to the above-mentioned tax treatments, including under Sections 34A or 34AA of the SITA, should consult their accounting and tax advisers regarding the Singapore income tax consequences of their acquisition, holding and disposal of the shares.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN CLASS A ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated under the laws of British Virgin Islands. All of our directors and officers, as well as the certain experts named in the “Experts” section of this prospectus, reside outside of the United States. Service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because a substantial portion of our assets, and substantially all the assets of our directors and officers named herein, are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of United States federal securities laws, against us or any of such persons may not be collectible within the United States.

Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

UNDERWRITING

R.F. Lafferty & Co., Inc. is the representative for the several underwriters of this offering, or the representative. We have entered into an underwriting agreement dated , 2024, with R.F. Lafferty & Co., Inc. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed, severally and not jointly, to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of Class A Ordinary Shares at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus, the number of shares listed next to its name in the following table:

Underwriter	Number of Shares
R.F. Lafferty & Co., Inc.
Total	1,250,000

The underwriters are committed to purchase all Class A Ordinary Shares offered by us other than those covered by the over-allotment option described below, if any are purchased. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Class A Ordinary Shares offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the representative of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering Class A Ordinary Shares subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to an aggregate of 187,500 additional Class A Ordinary Shares (equal to 15% of the Class A Ordinary Shares sold in this offering) at the public offering price per

Nasdaq listing fee	50,000
Accounting fees and expenses	487,500
Legal fees and expenses	350,000
Transfer agent fees and expenses	950
Printing fees and expenses	8,674
Miscellaneous	1,352
TOTAL	$900,000

LEGAL MATTERS

Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for us by Bevilacqua PLLC. The underwriters are being represented by Ellenoff Grossman & Schole LLP with respect to certain legal matters as to U.S. federal securities and New York State law. The validity of the Class A Ordinary Shares offered in this offering and certain other legal matters as to BVI law will be passed upon for us by Conyers Dill & Pearman. Bevilacqua PLLC may rely upon Conyers Dill & Pearman with respect to matters governed by BVI law. Certain legal matters as to the Singapore law in connection with this offering will be passed upon for us by ReThink Legal.

EXPERTS

Our consolidated financial statements as of December 31, 2023 and 2022 and for the years then ended included in this prospectus have been audited by Kreit & Chiu CPA LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The office of Kreit & Chiu CPA LLP is located at 733 Third Avenue, Floor 16, #1014, New York, NY 10017, the United States.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act with respect to the Class A Ordinary Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the Class A Ordinary Shares.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at https:// www.concordesecurity.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.